Filed Pursuant to Rule 424(b)(5)
Registration No. 333-179612

Prospectus Supplement to Prospectus dated March 5, 2012

Forestar Group Inc.

$110,000,000

3.75% Convertible Senior Notes due 2020

Forestar Group Inc. is offering $110,000,000 aggregate principal amount of its 3.75% convertible senior notes due 2020.

The notes will bear interest at a rate of 3.75% per annum. We will pay interest on the notes on March 1 and September 1 of each year, beginning September 1, 2013. The notes will mature on March 1, 2020.

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding November 1, 2019 but only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on June 30, 2013 (and only during such calendar quarter), if the last reported sale price (as defined herein) of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five consecutive business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price (as defined herein) per $1,000 principal amount of notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after November 1, 2019 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances.

Upon conversion of a note, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described herein. The conversion rate will initially equal 40.8351 shares of our common stock per $1,000 principal amount of the notes (which is equivalent to an initial conversion price of approximately $24.49 per share of our common stock). The conversion rate will be subject to adjustment upon the occurrence of certain events, but will not be adjusted for any accrued and unpaid interest. In addition, if a make-whole fundamental change (as defined herein) occurs, we will, in some cases and subject to certain limitations, increase the conversion rate for a holder that converts its notes in connection with such make-whole fundamental change.

Subject to certain exceptions, holders may require us to repurchase for cash all or part of their notes upon the occurrence of a fundamental change (as defined herein) at a price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest to, but not including, the relevant repurchase date. We may not redeem the notes prior to the maturity date.

The notes will be our general unsecured senior obligations and will rank equally with all of our existing and future senior debt. The notes will be effectively subordinated to all of our existing and future secured debt, to the extent of the lesser of the value of the collateral securing such debt and the obligations secured thereby, and structurally subordinated to the obligations of our subsidiaries, whether or not secured.

For a more detailed description of the notes, see “Description of Notes” beginning on page S-40.

The notes will be evidenced by a global note deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described herein, beneficial interests in the global note will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants.

We do not intend to apply for a listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Shares of our common stock are traded on the New York Stock Exchange under the symbol “FOR”. The closing sale price of our common stock on February 20, 2013 was $17.81 per share.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-13 to read about important factors you should consider before investing in the notes.

	Per Note	Total
Public offering price(1)	100%	$110,000,000
Underwriting discounts and commissions	3.0%	$3,300,000
Proceeds, before expenses, to Forestar Group Inc.	97.0%	$106,700,000
(1)	Plus accrued interest, if any, from February 26, 2013.

To the extent the underwriters sell more than $110,000,000 principal amount of notes, the underwriters will have the option to purchase, up to 30 days from the date of initial issuance of the notes, up to an additional $15,000,000 principal amount of notes from Forestar Group Inc. at the public offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company against payment in New York, New York on or about February 26, 2013.

Sole Book-Running Manager

Goldman, Sachs & Co.

Co-managers

KeyBanc Capital Markets

JMP Securities

Capital One Southcoast

J.P. Morgan

UBS Investment Bank

Prospectus Supplement dated February 20, 2013

PROSPECTUS SUPPLEMENT

PROSPECTUS

Except as otherwise indicated or unless the context otherwise requires, the terms “we”, “us”, “Forestar”, “our”, “our company”, and the “Company” refer to Forestar Group Inc. and its consolidated subsidiaries, including Forestar (USA) Real Estate Group Inc. References to “Forestar Group” refer to Forestar Group Inc. only and references to “Forestar USA” refer to Forestar (USA) Real Estate Group Inc. only. Forestar Group does not conduct any operations other than with respect to its ownership of Forestar USA and its subsidiaries.

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ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus filed by us with the Securities and Exchange Commission, or the “SEC.” We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale thereof is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any document incorporated by reference herein or therein is accurate as of any date other than their respective dates. our business, financial condition, results of operations and prospects may have changed since those dates.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our securities.

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document.

Forestar Group files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document filed by Forestar Group at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Forestar Group’s SEC filings are also available to the public from the SEC’s web site at www.sec.gov or from our web site at www.forestargroup.com. However, the information on our web site does not constitute a part of this prospectus supplement.

The SEC allows us to “incorporate by reference” the information that Forestar Group files with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made by Forestar Group with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and until this offering is completed (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit filed on such form that are related to such items):

•	Forestar Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on March 7, 2012;

•

Forestar Group’s Quarterly Reports on Form 10-Q for the three month period ended March 31, 2012, which was filed with the SEC on May 10, 2012, the three and six month periods ended June 30, 2012, which was filed with the SEC on August 9, 2012, and the three and nine month periods ended September 30, 2012, which was filed with the SEC on November 9, 2012;

•

Forestar Group’s Current Reports on Form 8-K, which were filed with the SEC on January 24, 2012, February 7, 2012, February 14, 2012, February 22, 2012, May 9, 2012, May 29, 2012, June 4, 2012, June 19, 2012, June 29, 2012, August 15, 2012, September 17, 2012, September 28, 2012, November 26, 2012 and February 15, 2013 (in each case, to the extent filed); and

•

the portions of Forestar Group’s Definitive Proxy Statement, which was filed with the SEC on March 28, 2012, incorporated by reference by Forestar Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The agreements incorporated by reference into this prospectus supplement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and no such representations or warranties are being made herein. We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this prospectus supplement not misleading. We will provide to each person, including any beneficial owner, to whom an prospectus supplement is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You should direct requests for documents to:

Forestar Group Inc.

6300 Bee Cave Road

Building Two, Suite 500

Austin, Texas 78746

Attention: Investor Relations

Phone: (512) 433-5210

You should rely only upon the information provided in this prospectus supplement or incorporated by reference into this prospectus supplement and we have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement, including any information incorporated by reference, is accurate as of any date other than the date of this prospectus supplement.

MARKET AND INDUSTRY DATA

Market data and other statistical information used throughout this prospectus supplement are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data is also based on our good faith estimates, which are derived from management’s review of internal data and information, as well as independent sources. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompany prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are identified by their use of terms and phrases such as “believe”, “anticipate”, “could”, “estimate”, “likely”, “intend”, “may”, “plan”, “expect”, and similar expressions, including references to assumptions. These statements reflect our current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to:

•	general economic, market or business conditions in Texas or Georgia, where our real estate activities are concentrated;

•	our ability to achieve some or all of our strategic initiatives;

•	the opportunities (or lack thereof) that may be presented to us and that we may pursue;

•	our ability to hire and retain key personnel;

•	significant customer concentration;

•	future residential, multifamily or commercial entitlements, development approvals and the ability to obtain such approvals;

•	obtaining approvals of reimbursements and other payments from special improvement districts and the timing of such payments;

•

accuracy of estimates and other assumptions related to investment in real estate, the expected timing and pricing of land and lot sales and related cost of real estate sales, impairment of long-lived assets, income taxes, share-based compensation and oil and natural gas reserves;

•	the levels of resale housing inventory and potential impact of foreclosures in our mixed-use development projects and the regions in which they are located;

•	fluctuations in costs and expenses;

•	demand for new housing, which can be affected by a number of factors including the availability of mortgage credit;

•	competitive actions by other companies;

•	changes in governmental policies, laws or regulations and actions or restrictions of regulatory agencies;

•	our realization of the expected benefits of acquiring CREDO Petroleum Corporation (“Credo”);

•	risks associated with oil and gas drilling production activities;

•	fluctuations in oil and natural gas commodity prices;

•	government regulation of exploration and production technology, including hydraulic fracturing;

•	the results of financing efforts, including our ability to obtain financing with favorable terms, or at all;

•

our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other agreements, including the indenture that will govern the notes offered hereby;

•	our partners’ ability to fund their capital commitments and otherwise fulfill their operating and financial obligations;

•	the effect of limitations, restrictions and natural events on our ability to harvest and deliver timber;

•	inability to obtain permits for, or changes in laws, governmental policies or regulations effecting, water withdrawal or usage;

•	the final resolutions or outcomes with respect to our contingent and other liabilities related to our business; and

•	our ability to execute our growth strategy and deliver acceptable returns from acquisitions and other investments.

Other factors, including the factors in the sections entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our public filings with the SEC that are incorporated by reference herein, may also cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements. New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

SUMMARY

The following summary contains basic information about us and this offering. It likely does not contain all the information that is important to you. For a more complete understanding of us and this offering, we encourage you to read this entire document carefully, including the sections entitled “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2011 and in our Quarterly Report on Form 10-Q for the three and nine month periods ended September 30, 2012, and our financial statements and accompanying notes that are incorporated by reference into this prospectus supplement.

Our Company

We are a real estate and natural resources company with a strategy focused on recognizing and responsibly delivering the greatest value from every acre and growing our business through strategic and disciplined investments. Our management team identifies and delivers multiple dimensions of value from land and natural resources, both above the ground (real estate development and timber) and below the ground (oil, natural gas and water). Our land and natural resources are principally located in growing real estate markets and active oil and gas basins. We believe the combination of our strategy, our portfolio of well-located real estate and natural resources and our experienced management team well positions us to benefit from improving market conditions and to take advantage of acquisition and development opportunities, including those created by the dislocation in real estate markets.

We operate in three business segments:

•

Real estate.    Our real estate segment conducts a wide array of project planning and management activities related to the acquisition, entitlement, development and sale of real estate, primarily for single-family residential, mixed-use communities and multifamily apartments. Additionally, we sell land for commercial uses to national retailers and local commercial developers. As of December 31, 2012, we owned directly or through ventures approximately 136,000 acres of real estate located in ten states and fourteen markets, and operate across the real estate value chain—from acquisition, management and sales of undeveloped land, through entitlement, development and operation of single-family and multifamily residential and other income producing assets.

•

Mineral resources.    As of December 31, 2012, our mineral resources segment leased portions of our 590,000 net mineral acres owned to oil and gas companies in return for lease bonus, delay rental and royalty payments, often with the option to participate in oil and gas production that might occur on our acreage. In addition, we have approximately 162,000 net acres of leasehold and overriding royalty interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas. These leasehold interests include approximately 6,000 net mineral acres in the core of the prolific Bakken and Three Forks formations. Additionally, we have interests in approximately 1.5 million acres of water rights, including a 45% nonparticipating royalty interest in nearly 1.4 million acres in Texas, Louisiana, Georgia and Alabama, and approximately 20,000 acres of groundwater leases in Central Texas.

•

Fiber resources.    As of December 31, 2012, our fiber resources segment sought to maximize the value of the approximately 121,000 acres of timberlands we owned directly or through ventures and the approximately 17,000 acres of timberlands under lease, through fiber sales and recreational leases.

We believe that our well located portfolio of assets, combined with our experienced management team’s thoughtful and customized approach to recognizing and responsibly delivering the greatest value from these assets, has enabled us to pursue growth opportunities and well positions our business for the future.

Recent Developments

On February 13, 2013, we announced our financial results for the quarter and year ended December 31, 2012 and certain related financial and other information. The following presents certain of our preliminary financial results for the quarter and year ended December 31, 2012. In addition, certain supplemental financial and other information for the quarters and the years ended December 31, 2012 and 2011 has been included on Annex A in this prospectus supplement. We have not yet finalized our financial statements as of and for the quarter and year ended December 31, 2012, including all disclosures required by Generally Accepted Accounting Principles in the United States (“GAAP”), and our auditors have not yet completed their audit of these financial statements. Accordingly, financial information as of and for the quarter and year ended December 31, 2012 is subject to further revisions as we finalize our financial statements as of and for the year ended December 31, 2012, including all disclosures required by GAAP, and as our auditors conduct their audit of these financial statements. Actual results for such periods may differ materially from the preliminary results presented below.

Preliminary Results for the Quarter and the Year Ended December 31, 2012

Net income was $12.9 million, or $0.36 per diluted share, for the year ended December 31, 2012, compared with net income of $7.2 million, or $0.20 per diluted share, for the year ended December 31, 2011. Net income for the year ended December 31, 2012 includes after-tax expenses of approximately ($4.1) million, or ($0.12) per share, associated with the Credo acquisition, and an after-tax loss of ($2.9) million, or ($0.08) per share, associated with loss on extinguishment of debt related to the amendment and extension of our term loan under our senior secured credit facility. Net income for the year ended December 31, 2011, includes an after-tax gain of $40.2 million, or $1.12 per share, related to sale of about 57,000 acres of timberland, an after-tax loss of ($29.4) million, or ($0.82) per share, principally related to non-cash asset impairments associated with the acquisition of certain assets from our CL Realty and TEMCO ventures and an after-tax loss of ($2.1) million, or ($0.06) per share, associated with proposed private debt offerings.

Net income was $10.0 million, or $0.28 per share, for the quarter ended December 31, 2012, compared with net loss of ($22.9) million, or ($0.65) per share, for the quarter ended December 31, 2011. Net income for the quarter ended December 31, 2012 includes after-tax expenses of approximately ($0.4) million, or ($0.01) per share, associated with the Credo acquisition. Net loss for the quarter ended December 31, 2011 includes an after-tax loss of ($28.9) million, or ($0.82) per share, principally related to non-cash asset impairments associated with the acquisition of certain assets from our CL Realty and TEMCO ventures.

Real Estate

In our real estate segment, we sold 1,365 fully developed residential lots at an average price of $52,000 per lot for the year ended December 31, 2012, with average lot prices up 10% compared with 2011, and sold 95 commercial acres for approximately $131,000 per acre. In addition, we acquired a multifamily development site in Charlotte, NC for approximately $5.8 million in the quarter ended December 31, 2012, and sold two stabilized multifamily communities, Broadstone Memorial and Las

Brisas, generating approximately $39.3 million in cash flow for the year ended December 31, 2012. Earnings in our real estate segment were $21.6 million and $53.6 million for the quarter and the year ended December 31, 2012, respectively, compared with $(25.0) million and $(25.7) million for the quarter and the year ended December 31, 2011, respectively. Real estate segment earnings for the quarter ended December 31, 2012 were higher compared with the prior year period, principally due to $8.2 million in earnings associated with our venture’s gain on sale of the Las Brisas multifamily community in Austin, TX, higher residential lot sales and increased commercial tract sales. In addition, results in our real estate segment for the quarter and the year ended December 31, 2011 were negatively impacted by ($44.5) million and ($45.2) million in non-cash asset impairment charges, principally related to the acquisition of certain assets from our CL Realty and TEMCO ventures.

Mineral Resources

In our mineral resources segment, oil production was up over 144% for the year ended December 31, 2012, compared with the year ended December 31, 2011, and we leased approximately 8,910 net mineral acres to exploration and production companies. In addition, oil production was up over 245% in the quarter ended December 31, 2012, compared with the quarter ended December 31, 2011, including over 116,500 barrels of production from the acquisition of Credo, and we leased almost 5,000 net mineral acres to exploration and production companies for almost $300 per acre. Proven reserves as of December 31, 2012 were 5.6 million barrels of oil equivalent (“BOE”), up over 87% compared to proven reserves as of December 31, 2011, principally due to the acquisition of Credo, which accounted for 3.7 million BOE of proven reserves as of December 31, 2012. Earnings in our mineral resources segment were $5.7 million and $21.6 million for the quarter and the year ended December 31, 2012, respectively, compared with $3.7 million and $16.0 million for the quarter and the year ended December 31, 2011, respectively. For the years ended December 31, 2012 and 2011, mineral resource segment earnings include $5.0 million and $3.8 million, respectively, in costs principally associated with development of our water resource initiatives. Earnings in our mineral resources segment increased in the quarter and the year ended December 31, 2012, compared with the prior year periods, principally due to higher oil production primarily due to the Credo acquisition and higher lease bonus revenues, which offset lower oil and gas pricing and increased costs.

Fiber Resources

In our fiber resources segment, we sold approximately 494,000 tons of fiber for the year ended December 31, 2012, compared to 323,000 for the year ended December 31, 2011. Earnings in our fiber resources segment were $2.3 million and $5.0 million for the quarter and the year ended December 31, 2012, respectively, compared with $0.1 million and $1.9 million for the quarter and the year ended December 31, 2011, respectively. Earnings in our fiber resources segment increased for the quarter and the year ended December 31, 2012, compared with prior year periods, principally due to increased fiber sales activity and higher pricing. Recreational leasing activity remained strong during the quarter ended December 31, 2012, with over 99% of available land leased for recreation.

Credo Acquisition

On September 28, 2012, we acquired 100% of the outstanding common stock of Credo in an all cash transaction for $14.50 per share, representing an equity purchase price of approximately $146.4 million. In addition, we paid in full approximately $8.8 million of Credo’s outstanding indebtedness.

Organizational Structure

The following chart presents the ownership structure for certain of our significant subsidiaries and ventures. This chart does not contain all of our subsidiaries and ventures, some of which are guarantors under our senior secured credit facility.

Our principal executive offices are located at 6300 Bee Cave Road, Building Two, Suite 500, Austin, Texas 78746-5149. Our telephone number is (512) 533-5200.

The Offering

With respect to the discussion of the terms of the notes on the cover page, in this section and in the section entitled “Description of Notes”, the words “we”, “our”, “us” and the “Company” refer only to Forestar Group Inc. and not to any of its subsidiaries.

Issuer	Forestar Group Inc., a Delaware corporation.

Notes Offered	$110,000,000 principal amount of 3.75% Convertible Senior Notes due 2020 (plus up to an additional $15,000,000 principal amount for purchase by the underwriters pursuant to their option to purchase additional notes).

Maturity Date	March 1, 2020, unless earlier repurchased or converted.

Interest	3.75% per year payable semiannually in arrears in cash on March 1 and September 1 of each year, beginning September 1, 2013.

Ranking	The notes will be our general unsecured senior obligations and will rank equally with all of our existing and future senior debt. The notes will be effectively subordinated to all of our existing and future secured debt, to the extent of the lesser of the value of the collateral securing such debt and the obligations secured thereby, and structurally subordinated to the obligations of our subsidiaries, whether or not secured.

Conversion Rights

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding November 1, 2019, but only under the following circumstances:

•     during any calendar quarter commencing after the calendar quarter ending on June 30, 2013 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•     during the five consecutive business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day; or

•     upon the occurrence of specified corporate events described under “Description of Notes—Conversion Rights—Conversion upon Specified Corporate Events”.

On or after November 1, 2019, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances.

The initial conversion rate for the note is 40.8351 shares of our common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $24.49 per share of our common stock. The conversion rate is subject to adjustment as described in this prospectus supplement.

In addition, if certain corporate events occur prior to the maturity date, subject to certain limitations, we will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate events as described under “Description of Notes—Additional Shares Delivered upon Conversion upon Make-Whole Fundamental Change”. There will be no increase in the conversion rate if the stock price paid (or deemed to be paid) in such corporate event is less than $17.81 or greater than $150.00 (in each case, subject to adjustment).

Settlement upon Conversion	We may elect to pay or deliver, as the case may be, to holders in full satisfaction of our conversion obligation:

• solely shares of our common stock, together with cash in lieu of fractional shares, which we refer to as a “physical settlement”;

• solely cash without any delivery of shares of our common stock, which we refer to as a “cash settlement”; or

• a combination of cash and shares of our common stock, which we refer to as a “combination settlement”.

The amount of cash, if we elect a cash settlement, or the amount of cash and the number of shares of our common stock, if any, if we elect a combination settlement, will be based on a daily conversion value (as defined herein)

for each of the 60 consecutive trading days during the observation period (as defined herein).

All conversions occurring on or after

November 1, 2019 will be settled using the same settlement method. Prior to November 1, 2019 (but subject to “Description of Notes—Irrevocable Election of Net Share Settlement” and “Description of Notes—Irrevocable Election of Full Physical Settlement”), we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. That is, we may choose for one conversion date to settle conversions in physical settlement, and choose for another conversion date cash settlement or combination settlement. If we elect a settlement method, we will inform holders so converting through the trustee of such settlement method we have selected no later than the close of business on the scheduled trading day immediately following the related conversion date (or, in the case of any conversions occurring on or after November 1, 2019, no later than November 1, 2019).

Notwithstanding the foregoing, we will deliver cash in lieu of any fractional share of our common stock issuable upon conversion based on (i) if we elect physical settlement and (a) the relevant conversion date occurs prior to November 1, 2019, the daily volume-weighted average price (“VWAP”) on the relevant conversion date or, if such conversion date is not a trading day, the immediately preceding trading day and (b) the relevant conversion date occurs on or after November 1, 2019, the daily VWAP on the second trading day prior to the maturity date, or (ii) in the case of any other settlement method, the daily VWAP on the last trading day of the relevant observation period. We will calculate the whole number of shares and the amount of any fractional share due upon conversion of a note based on the entire principal amount of such note that is converted.
A holder will not receive any additional cash payment or additional shares of our common stock representing accrued and unpaid interest upon conversion of such holder’s note, except in limited circumstances. Instead, interest will be deemed paid by the cash, shares of our common stock or combination thereof delivered to such holder upon conversion.

Sinking Fund	None.

No Optional Redemption by the Company	The notes may not be redeemed by us prior to the maturity date.

Fundamental Change Repurchase Right of Holders

Subject to certain exceptions, if we undergo a fundamental change (as defined below under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), a holder will have the option to require us to repurchase all or any portion of such holder’s notes. The fundamental change repurchase price will be 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but not including, the fundamental change repurchase date (each as defined herein). We will pay cash for all notes so repurchased.

Events of Default	Except as noted below, if an event of default on the notes occurs, the principal amount of the notes, plus accrued and unpaid interest thereon, if any, may be declared immediately due and payable, subject to certain conditions set forth in the indenture governing the notes. If the event of default relates to our failure to comply with the reporting obligations in the indenture governing the notes, if we so elect, the sole remedy for the first 180 days following such event of default consists exclusively of the right to receive additional interest, as described in “Description of Notes—Events of Default”. The notes will automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

No Prior Market	The notes will be new securities for which there is no established trading market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and may discontinue market making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Book-Entry Form	We will issue the notes in fully registered form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The notes will be evidenced by one or more global notes deposited with the trustee for the notes, as custodian for DTC. Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Description of Notes—Global Note, Book-Entry Form”.

New York Stock Exchange Symbol	Our common stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “FOR”.

Use of Proceeds	We estimate that the net proceeds of this offering will be approximately $105.2 million (or approximately $119.8 million if the underwriters exercise their option to purchase additional notes in full) after deducting the underwriters’ commissions and estimated offering expenses payable by us. We currently intend to use the net proceeds of this offering, along with cash on hand, to repay outstanding borrowings under our revolving line of credit under our senior secured credit facility, to fund anticipated investments in oil and gas wells of approximately $72.5 million and other strategic growth opportunities, including opportunistic real estate acquisitions and investments in real estate development, and for general corporate purposes. See “Use of Proceeds”.

Affiliates of Goldman, Sachs & Co., Capital One Southcoast, Inc., J.P. Morgan Securities LLC and KeyBanc Capital Markets Inc. are lenders under our revolving line of credit under our senior secured credit facility and, accordingly, will receive a portion of the net proceeds from this offering through the repayment by us of amounts outstanding under our revolving line of credit under our senior secured credit facility. In addition, an affiliate of KeyBanc Capital Markets Inc. acted as the sole arranger and sole book runner under our senior secured credit facility. See “Underwriting (Conflicts of Interest)”.

United States Federal Income Tax Considerations	You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes and the shares of our common stock into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. For a discussion of certain U.S. federal income tax considerations, see the discussion under the heading “Certain United States Federal Income Tax Considerations”.

Trustee, Registrar, Paying Agent and Conversion Agent	U.S. Bank National Association.

Risk Factors	Investment in the notes and any shares of our common stock issuable upon conversion thereof involves risk. You should carefully consider the information contained in “Risk Factors” and all other information included in this prospectus supplement and the documents incorporated by reference herein before investing in the notes.

Conflicts of Interest

An affiliate of each of KeyBanc Capital Markets Inc. and J.P. Morgan Securities LLC, each underwriters in this offering, is each expected to receive more than 5% of the net proceeds of this offering in connection with the repayment by us of amounts outstanding under our revolving line of credit under our senior secured credit facility. See “Use of Proceeds”. Thus, each of KeyBanc Capital Markets Inc. and J.P. Morgan Securities LLC, has a “conflict of interest” as defined in Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. (“Rule 5121”). Accordingly, this offering is being made in compliance with the requirements of Rule 5121. As required by Rule 5121, each of KeyBanc Capital Markets Inc. and J.P. Morgan Securities LLC will not confirm sales to any account over which it exercises discretionary authority without the specific written approval of the accountholder.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

We derived the following summary financial data from our audited financial statements for the years ended December 31, 2009, 2010 and 2011. We derived the summary financial data as of September 30, 2012 and for the nine months ended September 30, 2011 and 2012 from our unaudited condensed consolidated financial statements. The results of operations for interim periods are not necessarily indicative of the results to be expected for any future period. Our audited financial statements for the years ended December 31, 2009, 2010 and 2011 and our unaudited financial statements for the three and nine month periods ended September 30, 2011 and 2012 are incorporated by reference herein.

This information is only a summary. You should read the data set forth in the table below in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012, and our audited and unaudited consolidated financial statements and the accompanying notes, all of which are incorporated by reference herein.

	Year Ended December 31,			Nine Months Ended September 30,
	2009	2010	2011	2011	2012
				(Unaudited)
	(Dollars in thousands)
Revenues:
Real estate	$94,436	$68,269	$106,168	$59,814	$71,684
Mineral resources	36,256	24,790	24,584	17,784	27,053
Fiber resources	15,559	8,301	4,821	3,968	5,277

Total revenues	$146,251	$101,360	$135,573	$81,566	$104,014

Segment earnings (loss):
Real estate(a)	$3,182	$(4,634)	$(25,704)	$(684)	$31,931
Mineral resources	32,370	22,783	16,023	12,292	15,919
Fiber resources	9,622	5,058	1,893	1,790	2,782

Total segment earnings (loss)	45,174	23,207	(7,788)	13,398	50,632

Items not allocated to segments:
General and administrative expense(b)	(22,399)	(17,341)	(20,110)	(15,824)	(19,482)
Share-based compensation expense	(11,998)	(11,596)	(7,067)	(399)	(11,491)
Gain on sale of assets(c)	104,047	28,607	61,784	61,784	16
Interest expense	(20,459)	(16,446)	(17,012)	(12,933)	(15,649)
Other corporate non-operating income(d)	375	1,164	368	77	158

Income before taxes	94,740	7,595	10,175	46,103	4,184
Income tax expense	(35,633)	(2,470)	(3,021)	(16,069)	(1,274)

Net income attributable to Forestar Group Inc.	$59,107	$5,125	$7,154	$30,034	$2,910

At period end:
Book value of assets	$784,734	$789,324	$794,857	$846,696	$889,939
Total debt	216,626	221,589	221,587	223,697	276,651
Net debt(e)	195,575	216,223	203,304	194,576	266,372
Noncontrolling interest	5,879	4,715	1,686	2,798	2,285
Forestar Group Inc. shareholders’ equity	512,456	509,564	509,526	541,853	518,976

(a)	Real estate segment earnings (loss) include non-cash impairments of $10.6 million, $11.3 million and $45.2 million in 2009, 2010 and 2011, respectively. Real estate segment earnings (loss) also includes the effects of net (income) loss attributable to noncontrolling interests.
(b)	For the nine months ended September 30, 2012, general and administrative expense includes $5.7 million associated with our acquisition of Credo. For the year ended December 31, 2011, general and administrative expense includes $3.2 million paid to outside advisors related to private debt offerings which were withdrawn due to the deterioration in terms available to us in the capital markets.

(c)	Gain on sale of assets principally represents gains from timberland sales in accordance with our near-term strategic initiatives announced in the first quarter of 2009 and completed in 2011.
(d)	In 2010, other non-operating income principally represents interest income related to a loan to a third-party equity investor in the resort development located at our Cibolo Canyons development. We received payment in full plus interest in the fourth quarter of 2010.
(e)	Net debt equals total debt less cash and cash equivalents.

RISK FACTORS

An investment in the notes involves risk. You should carefully consider the following risk factors, as well as the other information contained in and incorporated by reference into this prospectus supplement, before deciding whether to invest in the notes. Any of the following risks could materially adversely affect our business, financial condition, results of operations and cash flows. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, results of operations and cash flows.

Risks Related to Our Operations

Both our real estate and mineral resources businesses are cyclical in nature.

The operating results of our business segments reflect the general cyclical pattern of each segment. While the cycles of each industry do not necessarily coincide, demand and prices in each may drop substantially in an economic downturn. Real estate development of residential lots is further influenced by new home construction activity. Mineral resources may be further influenced by national and international commodity prices, principally for oil and natural gas. Cyclical downturns may materially and adversely affect our business, liquidity, financial condition and results of operations.

We may be unable to achieve some or all of our Triple in FOR strategic initiatives.

In 2012, we announced Triple in FOR, new strategic initiatives designed to further enhance shareholder value by accelerating value realization of our real estate and natural resources, optimizing transparency and disclosure, and raising net asset value through strategic and disciplined investments. Our initiatives include: increasing total residential lot sales; increasing oil and gas production; increasing total segment earnings; expanding reported oil and gas resource potential; providing additional information regarding groundwater interests; establishing a progress report on corporate responsibility; pursing growth opportunities which help prove up our asset value and meeting return expectations; developing a low-capital, high-return multifamily business; and accelerating investment in lower-risk oil and gas opportunities.

All of these activities and initiatives have inherent risks and there remain significant challenges and uncertainties, including economic and general business conditions, that could limit our ability to achieve anticipated benefits associated with announced strategic initiatives and affect our financial results. We may not achieve any or all of these goals and are unable to predict whether these initiatives will produce significant revenues, profits or increases in net asset value.

The real estate and mineral resource industries are highly competitive and a number of entities with which we compete are larger and have greater resources, and competitive conditions may adversely affect our results of operations.

The real estate and mineral resource industries in which we operate are highly competitive and are affected to varying degrees by supply and demand factors and economic conditions, including changes in interest rates, new housing starts, home repair and remodeling activities, credit availability, consumer confidence, unemployment, housing affordability and federal energy policies.

The competitive conditions in the real estate industry may result in difficulties acquiring suitable land at acceptable prices, lower sales volumes and prices, increased development costs and delays in construction. We compete with numerous regional and local developers for the acquisition, entitlement, and development of land suitable for development. We also compete with some of our national and regional home builder customers who develop real estate for their own use in homebuilding operations, many of which are larger and have greater resources, including greater marketing and technology budgets. Any improvement in the cost structure or service of our competitors will increase the competition we face.

Our business, financial condition and results of operations may be negatively affected by any of these factors.

Our activities are subject to environmental regulations and liabilities that could have a negative effect on our operating results.

Our operations are subject to federal, state and local laws and regulations related to the protection of the environment. Compliance with these provisions or the promulgation of new environmental laws and regulations may result in delays, may cause us to invest substantial funds to ensure compliance with applicable environmental regulations and can prohibit or severely restrict timber harvesting, real estate development or mineral production activity in environmentally sensitive regions or areas.

Significant reductions in cash flow from slowing real estate, mineral resources or fiber resources market conditions could lead to higher levels of indebtedness, limiting our financial and operating flexibility.

We must comply with various covenants contained in our senior secured credit facility, and any other future debt arrangements. Significant reductions in cash flow from slowing real estate, mineral resources or fiber resources market conditions could require us to increase borrowing levels under our revolving loans under our senior secured credit facility and lead to higher levels of indebtedness, limiting our financial and operating flexibility, and ultimately limiting our ability to comply with our debt covenants. Realization of any of these factors could adversely affect our financial condition and results of operations.

Restrictive covenants under our senior secured credit facility may limit the manner in which we operate.

Our senior secured credit facility contains various covenants and conditions that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make loans, investments or acquisitions;

•	incur restrictions on the ability of certain of our subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets; and

•	transfer or sell assets, including capital stock of subsidiaries.

As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs.

Debt within some of our ventures may not be renewed or may be difficult or more expensive to replace.

As of December 31, 2012, our unconsolidated joint ventures had approximately $38.4 million of debt, substantially all of which was non-recourse to us. Many lenders have substantially curtailed or ceased making real estate acquisition and development loans. When debt within our ventures matures, some of our ventures may be unable to renew existing loans or secure replacement financing, or replacement financing may be more expensive. If our ventures are unable to renew existing loans or secure replacement financing, we may be required to contribute additional equity to our ventures which could increase our risk or increase our borrowings under our senior secured credit facility, or both. If our ventures secure replacement financing that is more expensive, our profits may be reduced.

Current global financial conditions have been characterized by increased volatility which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Current global financial conditions and recent market events have been characterized by increased volatility and the resulting tightening of the credit and capital markets has reduced the amount of available liquidity and overall economic activity. We cannot assure you that debt or equity financing, the ability to borrow funds or cash generated by operations will be available or sufficient to meet or satisfy our initiatives, objectives or requirements. Our inability to access sufficient amounts of capital on terms acceptable to us for our operations could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Our business may suffer if we lose key personnel.

We depend to a large extent on the services of certain key management personnel. These individuals have extensive experience and expertise in our business segments in which they work. The loss of any of these individuals could have a material adverse effect on our operations. We do not maintain key-man life insurance with respect to any of our employees. Our success will be dependent on our ability to continue to employ and retain skilled personnel in each of our business segments.

Risks Related to Our Real Estate Operations

Tepid demand for new housing or commercial tracts in the markets where we operate could adversely impact our profitability.

The residential development industry is cyclical and is significantly affected by changes in general and local economic conditions, such as employment levels, availability of financing for home buyers, interest rates, consumer confidence and housing demand. Adverse changes in these conditions generally, or in the markets where we operate, could decrease demand for lots for new homes in these areas. Despite improved single-family housing market conditions in some markets, aggregate annual new home starts remain substantially below historical norms. Current mortgage credit standards continue to limit the availability of mortgage loans to acquire new and existing homes. Decline in housing demand could negatively affect our real estate development activities, which could result in a decrease in our revenues and earnings.

Furthermore, the market value of undeveloped land and lots held by us, including commercial tracts, can fluctuate significantly as a result of changing economic and real estate market conditions. If there are significant adverse changes in economic or real estate market conditions, we may have to hold land in inventory longer than planned. Inventory carrying costs can be significant and can result in losses or lower returns and adversely affect our liquidity.

Development of real estate entails a lengthy, uncertain and costly entitlement process.

Approval to develop real property entails an extensive entitlement process involving multiple and overlapping regulatory jurisdictions and often requiring discretionary action by local governments. This process is often political, uncertain and may require significant exactions in order to secure approvals. Real estate projects must generally comply with local land development regulations and may need to comply with state and federal regulations. The process to comply with these regulations is usually lengthy and costly, may not result in the approvals we seek, and can be expected to materially affect our real estate development activities, which may adversely affect our business, liquidity, financial condition and results of operations.

Our real estate development operations are currently concentrated in the major markets of Texas, and a significant portion of our undeveloped land holdings are concentrated in Georgia. As a result, our financial results are dependent on the economic growth and strength of those areas.

The economic growth and strength of Texas, where the majority of our real estate development activity is located, are important factors in sustaining demand for our real estate development activities. Further, the future economic growth and real estate development opportunities in broad area around Atlanta, Georgia may be adversely affected if its infrastructure, such as roads, utilities, and schools, are not improved to meet increased demand. There can be no assurance that these improvements will occur. As a result, any adverse impact to the economic growth and health, or infrastructure development, of those areas could materially adversely affect our business, liquidity, financial condition and results of operations.

Our real estate development operations are highly dependent upon national, regional and local homebuilders.

We are highly dependent upon our relationships with national, regional, and local homebuilders to purchase lots in our residential developments. If homebuilders do not view our developments as desirable locations for homebuilding operations, our business, liquidity, financial condition and results of operations will be adversely affected.

In addition, we enter into contracts to sell lots to builders. A builder could decide to delay purchases of lots in one of our developments due to adverse real estate conditions wholly unrelated to our areas of operations, such as the corporate decisions regarding allocation of limited capital or human resources. Further, home mortgage credit standards have tightened substantially and many markets have excess housing inventory so fewer new houses are being constructed and sold. As a result, some builders are experiencing liquidity shortfalls and may be unwilling or unable to close on previously committed lot purchases and, upon the occurrence of any such event, we cannot assure you that we would be able to recover any damages from such builders. As a result, we may sell fewer lots and may have lower sales revenues, which could have an adverse effect on our business, liquidity, financial condition and results of operations.

Our strategic partners may have interests that differ from ours and may take actions that adversely affect us.

We enter into strategic alliances or venture relationships as part of our overall strategy for particular developments or regions. While these partners may bring development experience, industry expertise, financing capabilities, and local credibility or other competitive attributes, they may also have economic or business interests or goals that are inconsistent with ours or that are influenced by factors unrelated to our business. We may also be subject to adverse business consequences if the market reputation or financial condition of a partner deteriorates.

A formal agreement with a partner may also involve special risks, such as: we may not have voting control over the venture; the venture partner may take actions contrary to our instructions or requests, or contrary to our policies or objectives with respect to the real estate investments; the venture partner could experience financial difficulties and actions by a venture partner may subject property owned by the venture to liabilities greater than those contemplated by the venture agreement or have other adverse consequences.

As a result, actions by a partner may have the result of subjecting venture property to liabilities in excess of those contemplated by the terms of the applicable agreement or have other adverse consequences. Accordingly, we cannot assure you that any such arrangements will achieve the results anticipated or otherwise prove successful.

Our partners’ inability to fund their capital commitments and otherwise fulfill their operating and financial obligations related to a venture could have an adverse effect on the venture and us.

When we enter into a venture, we may rely on our venture partner to fund its share of capital commitments to the venture and to otherwise fulfill its operating and financial obligations. Failure of a venture partner to timely satisfy its funding or other obligations to the venture could require us to elect whether to increase our financial or other operating support of the venture in order to preserve our investment, which may reduce our returns or cause us to incur losses, or to not fund such obligations, which may subject the venture and us to adverse consequences.

Delays or failures by governmental authorities to take expected actions could reduce our returns or cause us to incur losses on certain real estate development projects.

We rely on governmental utility and special improvement districts (“SID”) to issue bonds as a revenue source for the districts to reimburse us for qualified expenses, such as road and utility infrastructure costs. Bonds must be supported by districts tax revenues, usually from ad valorem taxes. Slowing new home sales, decreasing real estate prices or difficult credit markets for bond sales can reduce or delay district bond sale revenues, causing such districts to delay reimbursement of our qualified expenses. Failure to receive timely reimbursement for qualified expenses could adversely affect our cash flows and reduce our returns or cause us to incur losses on certain real estate development projects.

We are unable to control the approval or timing of reimbursements or other payments from the SID in which our Cibolo Canyons project is located. Delays or failure by the SID to approve infrastructure costs for reimbursement or to issue bonds, or lower than expected revenues generated from taxes, could negatively impact the timing of our future cash flows.

The SID in which our Cibolo Canyons project is located is an independent governmental entity not affiliated with us. The SID has an elected governing board of directors comprised of members living within the district, none of whom are affiliated with us. Reimbursement of our infrastructure costs, and timing of payment, is subject to approval and determination by the SID. The SID is also obligated to pay to us certain amounts generated from hotel occupancy revenues and other resort sales revenues collected as taxes by the SID within the district. The amount of revenues collected by the SID will be impacted by hotel occupancy and resort sales, each of which could be lower than projected. If the revenues collected by the SID are lower than expected, then the amount of our future cash flows from the SID could be adversely affected. The amount and timing of receipts form the SID will be impacted by decisions made by the SID in regard to whether and when to issue bonds that would generate funds to support payments to us. Decisions by the SID to delay approval of reimbursements or issuance of bonds could negatively impact the timing of our future cash flows.

Unfavorable changes in apartment markets and economic conditions could adversely affect multifamily occupancy levels and rental rates.

Market and economic conditions may significantly affect multifamily occupancy levels and rental rates and therefore profitability. In general, factors that may adversely affect market and economic conditions include the following:

•	the economic climate, which may be adversely impacted by a reduction in jobs, industry slowdowns and other factors;

•	local conditions, such as oversupply of, or reduced demand for, apartment homes;

•	declines in household formation;

•	favorable residential mortgage rates;

•	rent control or stabilization laws, or other laws regulating rental housing, which could prevent us from raising rents to offset increases in operating costs; and

•	competition from other available apartments and other housing alternatives and changes in market rental rates.

Any of these factors would adversely affect our ability to achieve desired operating results from our multifamily communities.

Development and construction risks could impact our profitability.

We may develop and construct multifamily communities through wholly-owned projects or through ventures with unaffiliated parties. Our development and construction activities may be exposed to the following risks:

•

we may incur construction costs for a property that exceed original estimates due to increased materials, labor or other costs or unforeseen environmental conditions, which could make completion of the property uneconomical, and we may not be able to increase rents to compensate for the increase in construction costs;

•	we may be unable to complete construction and lease-up of a community on schedule and meet financial goals for development projects; and

•

because occupancy rates and rents at a newly developed community may fluctuate depending on a number of factors, including market and economic conditions, we may be unable to meet our profitability goals for that community.

Possible difficulty of selling multifamily communities could limit our operational and financial flexibility.

Purchasers may not be willing to pay acceptable prices for multifamily communities that we wish to sell. Furthermore, general uncertainty in the real estate markets has resulted in conditions where pricing of certain real estate assets may be difficult due to uncertainty with respect to capitalization rates and valuations, among other things. Also, if we are unable to sell multifamily communities or if we can only sell multifamily communities at prices lower than are generally acceptable, then we may have to take on additional leverage in order to provide adequate capital to execute our business strategy.

Increased competition and increased affordability of residential homes could limit our ability to retain residents, lease apartment homes or increase or maintain rents.

Our multifamily communities compete with numerous housing alternatives in attracting residents, including other multifamily communities and single-family rental homes, as well as owner occupied single and multifamily homes. Competitive housing in a particular area and the increasing affordability of owner occupied single and multifamily homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership could adversely affect our ability to retain residents, lease apartment homes and increase or maintain rents.

Acquired multifamily development sites and communities may not achieve anticipated results.

We may selectively acquire multifamily communities that meet our investment criteria. Our acquisition activities and their success may be exposed to the following risks:

•	an acquired community may fail to achieve expected occupancy and rental rates and may fail to perform as expected;

•	we may not be able to successfully integrate acquired properties and operations;

•	our estimates of the costs of repositioning or redeveloping the acquired property may prove inaccurate, causing us to fail to meet profitability goals; and

•	we may be unable to obtain third party co-investment for development of communities.

Failure to succeed in new markets may limit our growth.

We may from time to time commence development activity or make acquisitions outside of our existing market areas if appropriate opportunities arise. Our historical experience in existing markets does not ensure that we will be able to operate successfully in new markets. We may be exposed to a variety of risks if we choose to enter new markets, including, among others:

•	an inability to evaluate accurately local apartment or housing market conditions and local economies;

•	an inability to obtain land for development or to identify appropriate acquisition opportunities;

•	an inability to hire and retain key personnel; and

•	lack of familiarity with local governmental and permitting procedures.

Risks Related to Our Mineral Resources Operations

We may be unable to realize the expected benefits of acquiring Credo, and the Credo acquisition may adversely affect our business, financial condition or results of operations.

The success of the Credo acquisition will depend, in part, on our ability to achieve the synergies and value creation from combining our existing business with that of Credo. It will also depend, in part, on our ability to promptly and effectively integrate Credo’s operations into our existing operations and integrate Credo’s employees into our Company. The integration of Credo’s business may result in unforeseen expenses. In addition, our increased indebtedness and higher debt-to-equity ratio following the Credo acquisition may have the effect, among other things, of reducing our flexibility to respond to changing business or economic conditions and will increase interest costs. In addition, it is possible that, in connection with the Credo acquisition, our capital expenditures could be higher than we anticipated and that we may not realize the expected benefits of such capital expenditures. Credo’s leased acreage is subject to expiration in the ordinary course of business and as a result the gross and net acres acquired could decrease materially in subsequent reporting periods if delay rentals are not paid or if the acreage is not held by production. As a result of the Credo acquisition, based on the preliminary purchase price allocation, we recorded goodwill and other intangibles of approximately $55.9 million. If we are unable to successfully integrate the Credo operations, there can be no assurance that such changes would not materially impact the carrying value of our goodwill.

Our operations are subject to the numerous risks of oil and gas drilling and production activities.

Our oil and gas drilling and production activities are subject to numerous risks, many of which are beyond our control. These risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, gas leaks, ruptures, discharges of toxic gases, underground migration and surface spills or mishandling of any toxic fracture fluids, including chemical additives. In addition, title problems, weather conditions and mechanical difficulties or shortages or delays in delivery of drilling rigs and other equipment could negatively affect our operations. If any of these or other similar industry operating risks occur, we could have substantial losses. Substantial losses also may result from injury or loss of life, severe damage to or destruction of property, clean-up responsibilities, environmental damage, regulatory investigation and penalties and suspension of operations. In accordance with industry practice, we maintain insurance against some, but not all, of the risks described above. We cannot assure you that our insurance will be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase.

Expenditures related to drilling activities could lead to higher levels of indebtedness.

We expect increasing drilling expenditures that we plan to pay for with cash flow from operations and borrowings under our senior secured credit facility. We cannot assure you that we will have sufficient capital resources in the future to finance all of our planned drilling expenditures. If cash flows from operations decrease for any reason, our ability to undertake exploration and development activities could be adversely affected and we may have to borrow additional capital under our credit facility to finance such activities. Such borrowings, if available, could lead to higher levels of indebtedness, limiting our financial and operating flexibility and limiting our ability to comply with the debt covenants under our credit facility.

The lack of availability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploitation and development plans on a timely basis and within our budget.

From time to time, there are shortages of drilling rigs, equipment, supplies, oil field services or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases. During times and in areas of increased activity, the demand for oilfield services will also likely rise, and the costs of these services will likely increase, while the quality of these services may suffer. If the lack of availability or high cost of drilling rigs, equipment, supplies, oil field services or qualified personnel were particularly severe in any of our areas of operation, we could be materially and adversely affected. Delays could also have an adverse effect on our results of operations, including the timing of the initiation of production from new wells.

Our drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors that are beyond our control.

Our drilling operations are subject to a number of risks, including:

•	unexpected drilling conditions;

•	facility or equipment failure or accidents;

•	adverse weather conditions;

•	title problems;

•	unusual or unexpected geological formations;

•	fires, blowouts and explosions; and

•	uncontrollable flows of oil or gas or well fluids.

The occurrence of any of these events could adversely affect our ability to conduct operations or cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution or other environmental contamination, loss of wells, regulatory penalties, suspension of operations, and attorney’s fees and other expenses incurred in the prosecution or defense of litigation.

We may not find any commercially productive oil and gas reservoirs.

There is no assurance that new wells we drill will be productive or that we will recover all or any portion of our capital investment in the wells. In addition, drilling for oil and gas may be unprofitable. Wells that are productive but do not produce sufficient net revenues after drilling, operating and other costs are unprofitable.

Hydraulic fracturing, the process used for extracting oil and gas from shale and other formations, has come under increased scrutiny and could be the subject of further regulation that could impact the timing and cost of extractive activities.

Hydraulic fracturing is the primary production method used to extract reserves located in many of the unconventional oil and gas plays in the United States. The United States Environmental Protection Agency (the “EPA”) is currently engaged in a long-term study mandated by Congress regarding the potential impacts of hydraulic fracturing on drinking water resources that could influence federal and state legislative and regulatory developments. Pending federal regulatory developments include draft permitting guidance issued by EPA to regulate the underground injection of hydraulic fracturing fluids that use diesel fuel as a fracking fluid or propping agent; EPA air regulations for the oil and natural gas industry, issued in 2012, that among other things include a requirement that, commencing in January 2015, “reduced emissions completion” technology be used after hydraulic fracturing—although in response to a petition challenging these regulations, EPA has filed a motion with the D.C. Circuit to delay the challenges while it reconsiders unspecified aspects of the regulations; and U.S. Department of the Interior, Bureau of Land Management regulations originally proposed in May 2012 but which, in response to public comments, are to be revised and proposed again in the first quarter of 2013, to govern hydraulic fracturing on federal and tribal lands.

Depending on legislation that may ultimately be enacted or regulations that may be adopted at the federal, state and local levels, exploration, exploitation and production activities that entail hydraulic fracturing could be subject to additional regulation and permitting requirements. Individually or collectively, such new legislation or regulation could lead to operational delays, increased costs and other burdens that could delay the development of unconventional oil and gas resources from formations that are not commercial without the use of hydraulic fracturing. This could have a material effect on our oil and gas production operations and on the operators conducting activities on our minerals and on the cash flows we receive from them.

Volatile oil and natural gas prices could adversely affect our cash flows and results of operations.

Our cash flows and results of operations are dependent in part on oil and natural gas prices, which are volatile. Oil and natural gas prices also impact the amounts we receive for selling and renewing our mineral leases. Moreover, oil and natural gas prices depend on factors we cannot control, such as: changes in foreign and domestic supply and demand for oil and natural gas; actions by the Organization of Petroleum Exporting Countries; weather; political conditions in other oil-producing countries, including the possibility of insurgency or war in such areas; prices of foreign exports; domestic and international drilling activity; price and availability of alternate fuel sources; the value of the U.S. dollar relative to other major currencies; the level and effect of trading in commodity markets; the effect of worldwide energy conservation measures and governmental regulations. Any substantial or extended decline in the price of oil and natural gas could have a negative impact on our business, liquidity, financial condition and results of operations.

Our estimated proved reserves are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves and may have a material adverse effect on our financial condition.

The process of estimating oil and natural gas reserves is complex involving decisions and assumptions in evaluating the available geological, geophysical, engineering and economic data. Accordingly, these estimates are imprecise. Actual future production, oil and natural gas prices, revenues, taxes and quantities of recoverable oil and natural gas reserves might vary from those estimated. Any variance could materially affect the estimated quantities and present value of proved developed reserves. In addition, we may adjust estimates of proved reserves to reflect production history, development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

The estimates of our reserves as of December 31, 2012 are based upon various assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of oil and gas reserves, future net revenue from proved reserves and the standardized measure thereof for our oil and gas interests are based on the assumption that future oil and gas prices remain the same as the twelve month first-day-of-the-month average oil and gas prices for the year ended December 31, 2012. The average realized sales prices as of such date used for purposes of such estimates were $3.00 per thousand cubic feet (“mcf”) of natural gas and $89.26 per barrel of oil. The December 31, 2012 estimates also assume that the working interest owners will make future capital expenditures which are necessary to develop and realize the value of proved reserves.

The standardized measure of future net cash flows from our proved reserves is not necessarily the same as the current market value of our estimated reserves.

Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves. As required by SEC regulations, we base our present value of estimated future oil and gas revenues on prices and costs in effect at the time of the estimate. However, actual future net cash flows from our properties will be affected by numerous factors not subject to our control and will be affected by factors such as:

•	decisions and activities of the well operators;

•	supply of and demand for oil and gas;

•	actual prices we receive for oil and gas;

•	actual operating costs;

•	the amount and timing of capital expenditures;

•	the amount and timing of actual production; and

•	changes in governmental regulations or taxation.

The timing of production will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flow, which is required by the SEC, may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

Our reserves and production will decline from their current levels.

The rate of production from oil and natural gas properties generally declines as reserves are produced. Our reserves will decline as they are produced which could materially and adversely affect our future cash flow, liquidity and results of operations.

A portion of our oil and natural gas production may be subject to interruptions that could have a material and adverse effect on us.

A portion of oil and natural gas production from our mineral interests may be interrupted, or shut in, from time to time for various reasons, including as a result of accidents, weather conditions, loss of gathering, processing, compression or transportation facility access or field labor issues, or intentionally as a result of market conditions such as oil and natural gas prices that the operators of our mineral leases, whose decisions we do not control, deem uneconomic. If a substantial amount of production is interrupted, our business, liquidity and results of operations could be materially and adversely affected.

We may acquire properties that are not as commercially productive as we initially believed.

From time to time, we seek to acquire oil and natural gas properties. Although we perform reviews of properties to be acquired in a manner that we believe is consistent with industry practices, reviews of records and properties may not necessarily reveal existing or potential problems, nor may they permit a buyer to become sufficiently familiar with the properties in order to assess fully their deficiencies and potential. Even when problems with a property are identified, we may assume environmental and other risks and liabilities in connection with acquired properties pursuant to the acquisition agreements. Moreover, there are numerous uncertainties inherent in estimating quantities of oil and natural gas reserves, actual future production rates and associated costs with respect to acquired properties. Actual reserves, production rates and costs may vary substantially from those assumed in our estimates.

We do not insure against all potential losses and could be materially and adversely affected by unexpected liabilities.

The exploration for, and production of, oil and natural gas can be hazardous, involving natural disasters and other unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can damage or destroy wells or production facilities, result in injury or death, and damage property and the environment. We maintain insurance against many, but not all, potential losses or liabilities arising from operations on our property in accordance with what we believe are customary industry practices and in amounts and at costs that we believe to be prudent and commercially practicable. In addition, we require third party operators to maintain customary and commercially practicable types and limits of insurance, but potential losses or liabilities may not be covered by such third party’s insurance which may subject us to liability as the mineral estate owner. The occurrence of any of these events and any costs or liabilities incurred as a result of such events could have a material adverse effect on our business, financial condition and results of operations.

We have limited control over the activities on properties we do not operate and are unable to ensure their proper operation and profitability.

The properties in which we have an interest are currently operated by other companies and involve third-party working interest owners. As a result, we have limited ability to influence or control the operation or future development of such properties, including compliance with environmental, safety and other regulations, or the amount of capital expenditures that we will be required to fund with respect to such properties other than drilling requirements in the lease. Moreover, we are dependent on the other working interest owners of such projects to fund their contractual share of the capital expenditures of such projects. These limitations and our dependence on the operator and other working interest owners for these projects could cause us to incur unexpected future costs and materially and adversely affect our business, liquidity, financial condition and results of operations.

In addition, operators determine when and where to drill wells and we have no influence over these decisions. The success and timing of the drilling and development activities on our properties therefore depends upon a number of factors currently outside of our control, including the operator’s timing and amount of capital expenditures, expertise and financial resources, inclusion of other participants in drilling wells and use of technology, and the operators of our properties may not have the same financial and other resources as other oil and natural gas companies with whom they compete. Further, new wells may not be productive or may not produce at a level to enable us to recover all or any portion of our capital investment where we have a non-operating working interest.

The ability to sell and deliver oil and natural gas produced from wells on our mineral interests could be materially and adversely affected if adequate gathering, processing, compression and transportation services are not obtained.

The sale of oil and natural gas produced from wells on our mineral interests depends on a number of factors beyond our control, including the availability, proximity and capacity of, and costs associated with, gathering, processing, compression and transportation facilities owned by third parties. These facilities may be temporarily unavailable due to market conditions, mechanical reasons or other factors or conditions, and may not be available in the future on terms the operator considers acceptable, if at all. Any significant change in market or other conditions affecting these facilities or the availability of these facilities, including due to the failure or inability to obtain access to these facilities on terms acceptable to the operator or at all, could materially and adversely affect our business, liquidity, financial condition and results of operations.

A significant portion of our Louisiana net mineral acres are subject to prescription of non-use under Louisiana law.

A significant portion of our Louisiana net mineral acres were severed from surface ownership and retained by creation of one or more mineral servitudes shortly before our spin-off. Under Louisiana law, a mineral servitude that is not producing minerals or which has not been the subject of good-faith drilling operations will cease to burden the property upon the tenth anniversary of the date of its creation. Upon such event, the mineral rights effectively will revert to the surface owner and we will no longer own the right to lease, explore for or produce minerals from such acreage.

Our water interests may require governmental permits, the consent of third parties and/or completion of significant transportation infrastructure prior to commercialization, all of which are dependent on the actions of others.

Many jurisdictions require governmental permits to withdraw and transport water for commercial uses, the granting of which may be subject to discretionary determinations by such jurisdictions regarding necessity. In addition, we do not own the executory rights related to our non-participating royalty interest, and as a result, third-party consent from the executor rights owner(s) would be required prior to production. The process to obtain permits can be lengthy, and governmental jurisdictions or third parties from whom we seek permits or consent may not provide the approvals we seek. We may be unable to secure a buyer at commercially economic prices for water that we have a right to extract and transport, and transportation infrastructure across property not owned or controlled by us is required for transport of water prior to commercial use. Such infrastructure can require significant capital and may also require the consent of third parties. We may not have cost effective means to transport water from property we own, lease or manage to buyers. As a result, we may lose some or all of our investment in water assets, or our returns may be diminished.

Weather and climate may have a significant and adverse impact on us.

Demand for natural gas is, to a significant degree, dependent on weather and climate, which impacts, among other things, the price we receive for the commodities produced from wells on our mineral interests and, in turn, our cash flow and results of operations. For example, relatively warm temperatures during a winter season generally result in relatively lower demand for natural gas, higher inventory (as less natural gas is used to heat residences and businesses) and, as a result, relatively lower prices for natural gas production.

Risks Related to Our Fiber Resources Operations

If the International Paper mill complex in Rome, Georgia were to permanently cease operations, the price we receive for our wood fiber may decline, and the cost of delivering logs to alternative customers could increase.

Prior to our 2007 spin-off from Temple-Inland, recently acquired by International Paper, we entered into an agreement to sell wood fiber to Temple-Inland at market prices, primarily for use at its Rome, Georgia mill complex. The agreement expires in 2013, although we expect to continue sales following expiration of the agreement. A significant portion of our fiber resources revenues are generated through sales to the International Paper Rome, Georgia mill complex, which is a significant consumer of wood fiber within the immediate area in which a substantial portion of our Georgia timberlands are located. If the International Paper mill complex in Rome, Georgia was to permanently cease operations, was not willing to pay for wood fiber at a price we deem acceptable or was to cease purchasing wood fiber from us after the expiration of our agreement in 2013, we may not be able to enter into agreements with alternative customers for the wood fiber, any agreements with alternative customers we do enter into may be for lower rates than we currently receive from International Paper and the cost of delivering wood fiber to such alternative customers could increase.

Our ability to harvest and deliver timber may be affected by our sales of timberland and may be subject to other limitations, which could adversely affect our operations.

We have sold over 217,000 acres of our timberland in accordance with our near-term strategic initiatives announced in 2009 and from our retail sales program, and we now own directly or through ventures about 121,000 acres with timber. Sales of our timberland reduce the amount of timber that we have available for harvest.

In addition, weather conditions, timber growth cycles, access limitations, availability of contract loggers and haulers, and regulatory requirements associated with the protection of wildlife and water resources may restrict harvesting of timberlands as may other factors, including damage by fire, insect infestation, disease, prolonged drought, flooding and other natural disasters. Although damage from such natural causes usually is localized and affects only a limited percentage of the timber, there can be no assurance that any damage affecting our timberlands will in fact be so limited. As is common in the forest products industry, we do not maintain insurance coverage with respect to damage to our timberlands.

The revenues, income and cash flow from operations for our fiber resources segment are dependent to a significant extent on the pricing of our products and our continued ability to harvest timber at adequate levels.

Risks Related to this Offering and the Notes

Our existing and future secured creditors will have a prior claim on our assets to the extent of the value of the collateral securing their indebtedness.

The notes will be our general unsecured senior obligations and will be effectively subordinated to all of our existing and future secured debt, to the extent of the lesser of the value of the collateral securing such debt and the obligations secured thereby, including our obligations under the senior secured credit facility.

Holders of our secured indebtedness will have claims that are prior to the claims of holders of the notes to the extent of the value of the assets securing that other indebtedness. Notably, we and certain of our subsidiaries are parties to the senior secured credit facility that is secured by liens on certain of our assets. See “Description of Other Indebtedness”. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

As of December 31, 2012, we had $294.0 million of secured indebtedness outstanding, including $44.0 million of outstanding borrowings under the revolving line of credit under our senior secured credit facility, all of which would have been effectively senior to the notes. The provisions of the indenture governing the notes will not prohibit us from incurring additional secured indebtedness in the future. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral securing such indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full.

The notes will be structurally subordinated to all indebtedness of our existing or future subsidiaries.

You will not have any claim as a creditor against any of our subsidiaries or against any of our future subsidiaries. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to your claims against those subsidiaries. As of December 31, 2012, our consolidated subsidiaries had approximately $50.0 million of total debt, all of which would have been structurally senior to the notes.

In the event of a bankruptcy, liquidation, reorganization or other winding up of any of our subsidiaries, such subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us (except to the extent we have a claim as a creditor of such subsidiary). Any right that we have to receive any assets of any of the subsidiaries upon the bankruptcy, liquidation, reorganization or other winding up of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

We may not be able to generate sufficient cash flow to service all of our indebtedness, including the notes offered hereby, and be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

As of December 31, 2012, after giving effect to this offering, we would have had approximately $360.0 million of total debt outstanding, including $110.0 million principal amount of the notes offered hereby (assuming no exercise of the underwriters’ option to purchase additional notes). Our aggregate borrowing capacity under the revolving line of credit under our senior secured credit facility will be $200.0 million but may be increased up to $300.0 million, subject to certain conditions. Our ability to make scheduled payments or to refinance these or future debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes offered hereby. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including the notes offered hereby. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable and we may not be able to make payments on the notes or our other indebtedness;

•	the lenders under our senior secured credit facility could terminate their commitments to lend us money and foreclose against the assets securing their borrowings; and

•	we could be forced into bankruptcy or liquidation, which could result in you losing your investment in the notes.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

A substantial majority of our operations are conducted through our subsidiaries.

We conduct a substantial majority of our operations through our subsidiaries. As a result, our cash flow and our ability to service our debt, including our ability to make scheduled payments of the principal of and interest on the notes when due, depends on the results of operations of our subsidiaries.

We may not have the cash necessary to repurchase the notes following the occurrence of specified corporate transactions or the cash, if any, due upon conversion of the notes, or may not be allowed to do so.

Subject to certain exceptions, holders of the notes have the right to require us to repurchase the notes for cash upon the occurrence of specified fundamental changes. Any instruments governing future indebtedness that we enter into may also contain similar provisions. In addition, upon conversion of the notes, we may be required to make cash payments in respect of the notes being converted depending on the settlement method we elect or are deemed to have elected. We may not have sufficient funds to make the required cash payments on the notes at the applicable time and, in such circumstances, may not be able to arrange the necessary financing on favorable terms. In addition, our ability to make the required cash payments may be limited by applicable law or the terms of other instruments governing our indebtedness. Moreover, our senior secured credit facility could be subsequently amended to, and other instruments governing our future senior indebtedness that we may enter into could, further limit or restrict our ability to make such cash payments when required. If we are unable to make such cash payments when required, we could seek consent from our lenders to make such payment. If we are unable to obtain their consent, we could attempt to refinance their debt. If we were unable to obtain a consent or refinance the debt, we would be prohibited from making such cash payments when required. Our failure to make the required cash payments, however, would constitute an event of default under the indenture governing the notes which, in turn, could constitute an event of default under our senior secured credit facility or any other instrument governing our indebtedness. Such event of default could result in the acceleration and required prepayment of some or all of our indebtedness, and consequently further restrict our ability to make such cash payments.

There is currently no trading market for the notes, and an active trading market for the notes may not develop or, if it develops, may not be maintained.

The notes will be new securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We are not required, and we do not intend, to file a shelf registration statement for the resale of the notes or any shares of our common stock issuable upon conversion of the notes. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and may discontinue market making at any time without notice. Accordingly, an active trading market may not develop for the notes and, even if one develops, such market may not be maintained. The underwriters may discontinue any market making in the notes at any time, in its their discretion. If an active trading market for the notes does not develop or is not maintained, the trading price and liquidity of the notes is likely to be adversely affected and holders may not be able to sell their notes at desired times and prices, or at all. If any of the notes are traded after their purchase, they may trade at a discount from their purchase price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market. The liquidity of the trading market of the notes may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control and others of which would not affect debt that is not convertible into capital stock. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices of securities similar to the notes. Market volatility could materially and adversely affect the notes, regardless of our financial condition, results of operations, business, prospects or credit quality.

The conditional conversion feature of the notes could result in your receiving less than the value of the cash or the cash and shares of common stock, if any, as the case may be, into which your notes would otherwise be convertible.

Prior to November 1, 2019, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash or combination of cash and shares of common stock, if any, as the case may be, into which your notes would otherwise be convertible. Therefore, you may not be able to realize the appreciation, if any, in the value of our common stock after the issuance of the notes in this offering and prior to such date. In addition, the inability to freely convert your notes may also adversely affect the trading price of the notes and your ability to resell the notes.

If one of the conversion contingencies is triggered, holders of notes will be entitled to convert the notes at any time during specified periods. See “Description of Notes—Conversion Rights”. If one or more holders elect to convert their notes, we may be required to settle all or a portion of our conversion obligation through the payment of cash, depending on the settlement method we elect or are deemed to have elected, which could adversely affect our liquidity and various aspects of our business (including our credit ratings and the trading price of the notes). In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

We have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock to satisfy our conversion obligation under the notes (if any). If we elect to satisfy our conversion obligation solely in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion will be based upon the volume weighted average prices of our common stock for each of the 60 trading days during the applicable observation period. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume weighed average prices of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive. See “Description of Notes— Settlement upon Conversion”.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional shares, on the third business day following the relevant conversion date; provided that for all such conversions occurring on or after the record date immediately preceding the maturity date which is March 1, 2020, we will deliver the shares of our common stock on the maturity date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The market price of our common stock may fluctuate significantly.

The market price of our common stock may be volatile in response to a number of factors, many of which are beyond our control, including actual or anticipated variations in our quarterly financial results, changes in financial estimates for us by securities analysts and announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments. In addition, our financial results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our common stock could decrease, perhaps significantly. Any volatility or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using shares of our common stock as consideration.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our operating performance. In addition, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial costs and diversion of our management’s attention and resources, which could negatively affect our financial results.

Holders who receive shares of our common stock upon the conversion of their notes will be subject to the risk of volatile and depressed market prices of our common stock, as well as the general level of interest rates and our credit quality. It is impossible to assure converting holders that the market price of our common stock will not fall in the future.

We may elect to deliver cash or a combination of cash and shares of our common stock upon conversion. Therefore, holders of the notes may receive no shares of our common stock or fewer shares than the number into which their notes are convertible.

Because we have the right to elect cash settlement or combination settlement, upon conversion, holders may not receive any shares of our common stock or they may receive fewer shares of our common stock relative to the conversion value of the notes than they would have received if we had elected physical settlement. In addition, in the event of our bankruptcy, insolvency or certain similar proceedings during the observation period, there is a risk that a bankruptcy court may decide a holder’s claim to receive such cash and/or shares of our common stock could be subordinated further to the claims of our other creditors or treated as an equity interest in bankruptcy.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

In addition, if investors and potential purchasers seeking to employ a convertible arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case on commercially reasonable terms, the trading price and liquidity of the notes may be adversely effected.

The increase in the conversion rate for notes converted in connection with certain make-whole fundamental change transactions may not adequately compensate holders for the lost option time value of their notes as a result of any such transaction.

If certain transactions that constitute a make-whole fundamental change (as defined herein) occur, under certain circumstances and subject to certain limitations, we will increase the conversion rate by a number of additional shares of our common stock. This increased conversion rate will apply only to holders who elect to convert their notes in connection with any such transaction. The number of additional shares of our common stock will be determined based on the date on which the make-whole fundamental change transaction becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described under “Description of Notes—Additional Shares Delivered upon Conversion upon Make-Whole Fundamental Change” in this prospectus supplement. While such increase in the conversion rate is designed to compensate holders for the lost option time value of the notes as a result of such transaction, the increase in the conversion rate is only an approximation of such lost value and may not adequately compensate holders for such loss. In addition, notwithstanding the foregoing, if the price paid (or deemed to be paid) per share of our common stock in the transaction is less than $17.81 or greater than $150.00, subject to adjustment under certain circumstances, the conversion rate will not be increased in connection with the transaction. Moreover, in no event will the total number of shares of our common stock issuable upon the conversion of the notes exceed 56.1482 per $1,000 principal amount of notes, subject to adjustment under certain circumstances.

Our obligation to increase the conversion rate upon certain make-whole fundamental change transactions could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender offers or exchange offers, as described under “Description of Notes—Conversion Rate Adjustments” in this prospectus supplement. The conversion rate will not be adjusted for other events, such as an issuance of our common stock for cash, that may adversely affect the trading price of the notes and the market price of our common stock. There can be no assurance that an event will not occur that is adverse to the interests of the holders of the notes and their value, but that does not result in an adjustment to the conversion rate.

Holders of the notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

Holders of the notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional shares)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of the notes will be subject to all changes affecting our common stock. Holders of the notes will be entitled to the rights afforded holders of shares of our common stock only if and when shares of our common stock are delivered to them upon conversion of their notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional shares)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

Some significant restructuring transactions may not constitute fundamental changes, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of specified fundamental changes, you will have the right to require us to repurchase all or any portion of your notes. However, the definition of “fundamental change” herein is limited to specified corporate events and may not include other events that might adversely affect our financial condition or the value of the notes. For example, events such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such events, the holders of the notes would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the trading price of the notes.

Future issuances of shares of our common stock or securities convertible into or exchangeable for our common stock, and hedging activities in connection with this offering, may depress the trading price of the notes and the market price of our common stock.

Any issuance of equity securities after this offering could dilute the interests of our existing stockholders, including holders who have received shares of our common stock upon conversion of their notes, and could substantially decrease the trading price of the notes and the market price of our common stock. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic business transactions or other transactions such as to acquire property or other businesses), to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding options or for other reasons. The sale or issuance of such equity securities, as well as the existence of outstanding options and shares of our common stock reserved for issuance under our option and equity incentive plans, also may adversely affect the terms upon which we are able to obtain additional capital through the sale of equity securities.

As of December 31, 2012, options to purchase a total of 2,768,898 shares of our common stock, 620,605 unvested restricted stock awards and restricted stock units were outstanding under our option and equity incentive plans, and there were 1,430,821 shares of our common stock available for future grants. We have filed registration statements with respect to the shares of common stock issuable under our equity incentive plan.

In addition, the market price of our common stock could also be affected by possible sales of shares of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the notes and the market price of any shares of our common stock that holders receive upon conversion of the notes.

Conversion of the notes may dilute the ownership interest of existing shareholders, including holders who had previously converted their notes.

To the extent we issue shares of our common stock upon conversion of the notes, the conversion of some or all of the notes will dilute the ownership interests of existing shareholders. Any sales in the public market of shares of our common stock issuable upon such conversion of the notes could adversely affect prevailing market prices of our common stock.

Provisions of Delaware law, our charter documents, our shareholder rights plan and the indenture governing the notes may impede or discourage a takeover, which could cause the market price of our common stock to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. We have also implemented a shareholders’ rights plan, also called a poison pill, which would substantially reduce or eliminate the expected economic benefit to an acquirer from acquiring us in a manner or on terms not approved by our board of directors. These and other impediments to third party acquisition or change of control could limit the price investors are willing to pay for shares of our common stock, which could in turn reduce the market price of our common stock and the trading price of your notes. See “Description of Capital Stock”.

The repurchase rights in the notes triggered by the occurrence of a fundamental change, as described under the heading “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”, as well as the additional shares of our common stock by which the conversion rate is increased in connection with certain make-whole fundamental change transactions, as described under the heading “Description of Notes—Additional Shares Delivered upon Conversion upon Make-Whole Fundamental Change”, could discourage a potential acquirer.

The notes may not be rated or may receive a lower rating than anticipated.

If one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock could be harmed. In addition, the trading price of the notes is directly affected by market perceptions of our creditworthiness. Consequently, if a credit ratings agency downgrades or withdraws its rating of any of our debt, or puts us on credit watch, the trading price of the notes is likely to decline.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the market price of our common stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued.

You may be subject to U.S. federal income or withholding taxes if we adjust (or fail to adjust) the conversion rate in certain circumstances, even if you do not receive any cash.

We will adjust the conversion rate of the notes for stock splits and combinations, stock dividends, cash dividends and certain other events that affect our capital structure. See “Description of Notes—Conversion Rate Adjustments”. If we adjust (or fail to adjust) the conversion rate in certain circumstances, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment (or lack thereof) and even though you might not exercise your conversion right. In addition, Non-U.S. Holders of the notes would be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain United States Federal Income Tax Considerations—U.S. Holders—Constructive Distributions” and “Certain United States Federal Income Tax Considerations—Non-U.S. Holders—Actual or Constructive Distributions”.

You may be subject to U.S. federal income tax upon a conversion of the notes.

Upon a conversion of the notes, we may deliver cash, shares of our common stock or a combination of cash and shares of our common stock, and you may be subject to U.S. federal income tax upon such a conversion of the notes for cash or for a combination of cash and shares of our common stock. See “Certain United States Federal Income Tax Considerations”.

Non-U.S. holders may be subject to U.S. federal income tax.

Because we have significant U.S. real estate holdings, we believe that we are a “United States real property holding corporation” for U.S. federal income tax purposes. As a result, Non-U.S. holders of the notes or our common stock may be subject to U.S. federal income or withholding tax, or both, in respect of payments in connection with a sale, exchange, redemption, repurchase, conversion or other disposition of notes or common stock if they exceed certain ownership levels. Non-U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of acquiring, owning, converting and disposing of the notes or common stock. See the discussion under the heading “Certain United States Federal Income Tax Considerations—Non-U.S. Holders”.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $105.2 million (or approximately $119.8 million if the underwriters exercise their option to purchase additional notes in full), after deducting the underwriters’ commissions and estimated offering expenses payable by us. We currently intend to use the net proceeds of this offering, along with cash on hand, to repay outstanding borrowings under our revolving line of credit under our senior secured credit facility, to fund anticipated investments in oil and gas wells of approximately $72.5 million and other strategic growth opportunities, including opportunistic real estate acquisitions and investments in real estate development, and for general corporate purposes.

Our revolving line of credit under our senior secured credit facility matures on September 14, 2015, subject to our option to extend its maturity to September 14, 2016, and the outstanding commitments under our revolving line of credit will not be reduced in connection with the repayment of borrowings thereunder. See “Description of Other Indebtedness” for a description of the terms of our senior secured credit facility and other outstanding indebtedness.

Affiliates of Goldman, Sachs & Co., Capital One Southcoast, Inc., J.P. Morgan Securities LLC and KeyBanc Capital Markets Inc. are lenders under our revolving line of credit under our senior secured credit facility and, accordingly, will receive a portion of the net proceeds from this offering through the repayment by us of amounts outstanding under our revolving line of credit under our senior secured credit facility. In addition, an affiliate of KeyBanc Capital Markets Inc. acted as the sole arranger and sole book runner under our senior secured credit facility. See “Underwriting (Conflicts of Interest)”.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of September 30, 2012. Our cash and cash equivalents and capitalization are presented (1) on an actual basis and (2) as adjusted to give effect to the offering of the notes (assuming no exercise of the underwriters’ option to purchase additional notes) and the application of the net proceeds therefrom as described in “Use of Proceeds”. This table should be read together with “Use of Proceeds” and our audited and unaudited consolidated financial statements and accompanying notes incorporated by reference herein.

	As of September 30, 2012
	Actual	As Adjusted for this Offering
	(In thousands)
Cash and cash equivalents(a)	$10,279	$88,479

Debt (including current portion)
Senior secured credit facility:
Term loan	200,000	200,000
Revolving loan(a)	27,000	—
Notes offered hereby(b)	—	110,000
Other debt(c)	49,651	49,651

Total debt	276,651	359,651

Shareholder’s equity(d)
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 36,946,603 issued at September 30, 2012	36,947	36,947
Additional paid-in-capital(b)	405,692	405,692
Retained earnings	111,065	111,065
Treasury stock, at cost, 2,257,427 shares at September 30, 2012	(34,728)	(34,728)
Noncontrolling interests	2,285	2,285

Total shareholders’ equity	521,261	521,261

Total capitalization(d)	$797,912	$880,912

(a)	As of February 15, 2013 we had $60.0 million of outstanding borrowings under the line of credit under our senior secured credit facility which we intend to repay with the proceeds from this offering.
(b)	In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. ASC 470-20 (additional paid-in capital) does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes, is the aggregate principal amount of the notes, without reflecting the debt discount or fees and expenses that we are required to recognize or the increase in additional paid-in capital.
(c)	Includes liens on entitled, developed and under development projects in connection with approximately $18.3 million of primarily non-recourse debt. Also includes secured promissory notes, which include a $15.4 million loan collateralized by a 413 guest room hotel located in Austin and a $16.0 million (as of September 30, 2012) construction loan collateralized by a 289 unit multifamily project (currently under construction) located in Austin. Excludes debt of our unconsolidated ventures, which was approximately $70.7 million as of September 30, 2012.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our consolidated ratio of earnings to fixed charges. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. Earnings consist of income (loss) from continuing operations before income taxes and income (loss) from unconsolidated joint ventures, plus amortization of interest capitalized, distributions from unconsolidated joint ventures and fixed charges, minus interest capitalized. Fixed charges consist of interest expensed, interest capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and the portion of rental expense which we believe is representative of the interest factor in those rentals. You should read the data set forth in the table below in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012, and our audited and unaudited consolidated financial statements and the accompanying notes, all of which are incorporated by reference herein.

	Nine Months Ended September 30,	Year Ended December 31,
	2012	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges(a)	1.2	3.7	2.2	5.9	1.6	4.0

(a)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges, and includes both “return of” and “return on” investments from our equity method ventures.

DIVIDEND POLICY

We currently intend to retain any future earnings to support our business and do not anticipate paying cash dividends in the foreseeable future. The declaration and payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, earnings, capital requirements of our business, the terms of any credit agreements to which we may be a party at the time, legal requirements, industry practice and other factors that our board of directors deems relevant.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed and traded on the NYSE under the symbol “FOR”. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock, as reported by the NYSE.

Year	High	Low
Year Ended 2010:
Fourth Quarter	$19.78	$16.47
Third Quarter	$18.32	$13.21
Second Quarter	$23.54	$16.23
First Quarter	$22.85	$16.80
Year Ended 2011:
Fourth Quarter	$15.95	$9.94
Third Quarter	$17.59	$10.29
Second Quarter	$19.95	$14.64
First Quarter	$20.77	$17.75
Year Ended 2012:
Fourth Quarter	$17.80	$13.61
Third Quarter	$18.63	$11.13
Second Quarter	$15.97	$12.00
First Quarter	$17.12	$13.87
Year Ended 2013:
First Quarter (through February 15, 2013)	$20.22	$17.54

The reported last sale price of our common stock on the NYSE on February 15, 2013 was $20.00 per share. As of February 15, 2013, we had 3,685 stockholders of record. In addition, we believe a significant number of beneficial owners of our common stock hold their shares in “street” name.

DESCRIPTION OF NOTES

We will issue the notes under an indenture, which we refer to as the base indenture, to be dated as of February 26, 2013 among us and U.S. Bank National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture with respect to the notes, to be dated as of February 26, 2013, which we refer to as the supplemental indenture. We refer to the base indenture and the supplemental indenture, collectively, as the indenture. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. You may request a copy of the indenture from us. A copy of the indenture will be available as described under the heading “Where You Can Find More Information” in this prospectus supplement.

This description of the notes supplements and, to the extent it is inconsistent with, replaces the description of the general provisions of our debt securities and the base indenture set forth under “Description of Debt Securities” in the accompanying prospectus. For purpose of this description, references to the “Company”, “we”, “our” and “us” refer only to Forestar Group Inc. and not to its subsidiaries and references to “Forestar USA” refer to Forestar (USA) Real Estate Group Inc., and not to its subsidiaries.

General

The notes:

•	will be:

•	our general unsecured obligations;

•	equal in right of payment with any of our other unsubordinated indebtedness;

•	senior in right of payment to any indebtedness that is contractually subordinated to the notes;

•	structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors;

•

effectively subordinated to all of our existing or future secured indebtedness to the extent of the lesser of the value of the collateral securing such indebtedness and the obligations secured thereby;

•	will be issued initially with an aggregate principal amount of $110.0 million (or $125.0 million if the underwriters exercise their option to purchase additional notes in full);

•	will mature on March 1, 2020 (the “maturity date”), unless earlier converted or repurchased;

•	will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form.

As of December 31, 2012, our consolidated subsidiaries had:

•	approximately $50 million of total indebtedness outstanding which would have been structurally senior in right of payment to the notes;

•	no unsubordinated indebtedness outstanding equal in right of payment with the notes; and

•	no subordinated indebtedness outstanding.

We also had $294.0 million of secured indebtedness outstanding as of December 31, 2012, all of which would have been effectively senior to the notes.

As of December 31, 2012, after giving effect to the offering of the notes, we and our subsidiaries would have had:

•	approximately $360.0 million of total debt;

•	$110.0 million of unsubordinated indebtedness outstanding comprised of the notes (or $125.0 million, assuming the underwriters had exercised their option to purchase additional notes in full); and

•	no subordinated indebtedness outstanding.

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted at a conversion rate initially equal to 40.8351 shares of our common stock per $1,000 principal amount of notes (the “conversion rate”). This is equivalent to an initial conversion price of approximately $24.49 per share of our common stock. The conversion rate is subject to adjustment if certain events occur, as described below under “—Conversion Rate Adjustments” and “—Additional Shares Delivered upon Conversion upon Make-Whole Fundamental Change”.

We will settle the conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Settlement upon Conversion”. A holder will not receive any separate cash payment for interest accrued and unpaid to the conversion date except under the limited circumstances described below.

We use the term “note” in this prospectus supplement to refer to each $1,000 principal amount of notes. We use the term “common stock” in this prospectus supplement to refer to our common stock, par value $1.00 per share.

We may from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders. Any notes purchased by us will be retired and no longer outstanding under the indenture.

The registered holder of a note will be treated as the owner of it for all purposes.

No sinking fund is provided for the notes.

Other than the restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “—Conversion Rights—Additional Shares Delivered upon Conversion upon Make-Whole Fundamental Change”, the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. See “Risk Factors—Risks Related to this Offering and the Notes”.

Payments on the Notes; Paying Agent and Registrar

We will pay the principal of certificated notes at the office or agency in the continental U.S. designated by us. We have initially designated a corporate trust office of the trustee as our paying agent and registrar as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $2.0 million or less, by check mailed to the holders of such notes and (ii) to holders having an aggregate principal amount of more than $2.0 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the U.S., which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay the principal of, and interest on notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

Transfer and Exchange

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion.

Additional Notes

We may, without the consent of the holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes; provided that such additional notes constitute the same issue of notes as those offered by this prospectus supplement for U.S. federal income tax purposes. The notes offered by this prospectus supplement and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture.

Interest

The notes will bear interest at a rate of 3.75% per year from the date of their initial issuance, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on March 1 and September 1 of each year, beginning September 1, 2013.

Interest will be paid to the person in whose name a note is registered at 5:00 p.m., New York City time, on February 15 or August 15, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default”.

Conversion Rights

General

Prior to the close of business on the business day immediately preceding November 1, 2019, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion Upon Satisfaction of Sale Price Condition”, “—Conversion Upon Satisfaction of Trading Price Condition” and “—Conversion Upon Specified Corporate Events”. On or after November 1, 2019, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the second “scheduled trading day” (as defined below) immediately preceding the maturity date irrespective of the foregoing conditions.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national securities exchange or market on which our common stock is listed or admitted for trading.

If we satisfy our conversion consideration solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of our common stock, if any, due upon conversion will be based on a “daily conversion value” (as defined below under “—Settlement upon Conversion”) calculated on a proportionate basis for each trading day in a 60-trading day “observation period” (as defined below under “—Settlement upon Conversion”). The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price”, respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion, a holder will not receive any separate cash payment for accrued and unpaid interest, except as described below where such conversion occurs between a regular record date and the interest payment date to which such regular record date relates. Our settlement of conversions as described below under “—Settlement upon Conversion” will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon conversion of a note into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of any cash paid upon such conversion.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date, holders of such notes at 5:00 p.m., New York City time, on the regular record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted, except that no such payment need be made:

•

if we have specified a fundamental change repurchase date (as defined below) that is after a regular record date and on or prior to the second business day immediately following the corresponding interest payment date;

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such notes; or

•	in respect of any conversions that occur after the regular record date immediately preceding the maturity date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion under the following circumstances.

Conversion Upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding November 1, 2019, a holder of notes may surrender all or a portion of its notes for conversion during any calendar quarter commencing after the calendar quarter ending on June 30, 2013 (and only during such calendar quarter), if the “last reported sale price” (as defined below) of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any trading day means the closing sale price per share (or if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that trading day as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant trading day, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and last ask prices for our common stock on the relevant trading day from each of at least three nationally recognized independent investment banking firms selected by us for this purpose, which may include one or more of the underwriters. Any such determination will be conclusive absent manifest error.

Conversion Upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding November 1, 2019, a holder of notes may surrender all or a portion of its notes for conversion during the five consecutive business day period after any ten consecutive trading day period, which we refer to as the measurement period, in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $2,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include one or more of the underwriters; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $2,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. Any such determination will be conclusive absent manifest error. If we do not so instruct the bid solicitation agent to obtain bids when required, or the bid solicitation agent fails to solicit bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each day we or it fails to do so. The trustee will be the initial bid solicitation agent.

The bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. Promptly (but no later than two business days) after we have received such evidence, we shall instruct the bid solicitation agent to determine the trading price per $1,000 principal amount of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If the trading price condition has been met, we will so notify the holders and the trustee and the conversion agent (if other than the trustee). If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders and the trustee and the conversion agent (if other than the trustee).

Conversion Upon Specified Corporate Events

Certain Distributions

If, prior to the close of business on the business day immediately preceding November 1, 2019, we elect to:

•

issue to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 45 days after the date of such issuance, to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the ten consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock assets, debt securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution;

then in either case, we must notify the holders of the notes at least 65 scheduled trading days prior to the ex-dividend date (as defined herein) for such issuance or distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of (i) 5:00 p.m., New York City time, on the business day immediately preceding such ex-dividend date and (ii) our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time. Holders of the notes may not exercise this right if they may participate (as a result of holding the notes, and at the same time as common stockholders participate)

in any of the transactions described above as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes.

Certain Corporate Events

If, prior to the close of business on the business day immediately preceding November 1, 2019, (i) a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) or a “make-whole fundamental change” (as defined under “—Additional Shares Delivered upon Conversion upon Make-Whole Fundamental Change”) occurs or (ii) we are a party to (a) a consolidation, merger, binding share exchange, pursuant to which our common stock would be converted into cash, securities or other assets or (b) a sale, conveyance, transfer or lease of all or substantially all of our assets, the notes may be surrendered for conversion at any time from and after the effective date of the transaction until the close of business on the 30th trading day immediately following the effective date of such transaction or event or, if such transaction also constitutes a fundamental change, until the scheduled trading day immediately prior to the related fundamental change purchase date (as defined below). We will notify holders and the trustee of such a transaction as promptly as practicable following the date we publicly announce such transaction but in no event less than five scheduled trading days prior to the anticipated effective date of such transaction; provided that we shall not be required to so publicly announce (or so notify) before the earlier of (i) the effective date of such transaction and (ii) such time that we are otherwise required by the law or by the rules of the stock exchange on which our common stock is then listed to publicly disclose such event.

Conversions on or After November 1, 2019

On or after November 1, 2019, a holder may convert any of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If a holder holds a beneficial interest in a global note, to convert such holder must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which such holder is not entitled and, if required, pay all taxes or duties, if any.

If a holder holds a certificated note, to convert such holder must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which such holder is not entitled.

The date such holder complies with these requirements is the “conversion date” under the indenture.

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, such holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method”.

All conversions occurring on or after November 1, 2019 will be settled using the same settlement method. Prior to November 1, 2019 (but subject to “––Irrevocable Election of Net Share Settlement” and “––Irrevocable Election of Full Physical Settlement” below), we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. That is, we may choose for one conversion date to settle conversions in physical settlement, and choose for another conversion date cash settlement or combination settlement. If we elect a settlement method, we will inform holders so converting through the trustee of such settlement method we have selected no later than the close of business on the scheduled trading day immediately following the related conversion date (or, in the case of any conversions occurring on or after November 1, 2019, no later than November 1, 2019). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion consideration, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be deemed to be $1,000, subject to “––Irrevocable Election of Net Share Settlement” and “––Irrevocable Election of Full Physical Settlement” below. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount of at least $1,000.

Settlement amounts will be computed as follows:

•

If we elect physical settlement, on the third business day after the relevant conversion date, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of our common stock equal to the applicable conversion rate; provided, however, that with respect to conversions that occur on or after the regular record date for the final interest payment on the notes (i.e. February 15, 2020), we will deliver such shares on the maturity date.

•

If we elect cash settlement, on the third business day immediately following the last trading day of the related observation period, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 60 consecutive trading days during the related observation period.

•

If we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the “daily settlement amounts” (as defined below) for each of the 60 consecutive trading days during the relevant observation period. We will settle each $1,000 principal amount of notes being converted by delivering, on the third business day immediately following the last trading day of the related observation period, cash and shares of our common stock, if applicable, equal to the settlement amount.

The “daily settlement amount”, for each of the 60 consecutive trading days during the observation period, shall consist of:

•

cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received by the holder upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 60 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•

if the daily conversion value exceeds the daily measurement value, a number of shares of our common stock equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day;

The “daily conversion value” means, for each of the 60 consecutive trading days during the observation period, one-sixtieth (1/60th) of the product of (i) the applicable conversion rate on such trading day and (ii) the daily VWAP of our common stock on such trading day.

“Daily VWAP” means, for each of the 60 consecutive trading days during the applicable observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “FOR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•	if the relevant conversion date occurs prior to November 1, 2019, the 60 consecutive trading days beginning on, and including, the third trading day after such conversion date; and

•

if the relevant conversion date occurs on or after November 1, 2019, the 60 consecutive trading days beginning on, and including, the 62nd scheduled trading day immediately preceding the maturity date,

in each case, subject to adjustment as provided under clauses (3) and (5) under “—Conversion Rate Adjustments—Adjustment Events” below.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day”.

For the purposes of determining amounts due upon conversion only, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

We will deliver cash in lieu of any fractional share of our common stock issuable upon conversion based on (i) if we elect physical settlement and (a) the relevant conversion date occurs prior to November 1, 2019, the daily VWAP on the relevant conversion date or, if such conversion date is not a trading day, the immediately preceding trading day and (b) the relevant conversion date occurs on or after November 1, 2019, the daily VWAP on the second trading day prior to the maturity date, or (ii) in the case of any other settlement method, the daily VWAP on the last trading day of the relevant observation period. We will calculate the whole number of shares and the amount of any fractional share due upon conversion of a note based on the entire principal amount of such note that is converted.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion at the close of business on the conversion date; provided, however, that, except to the extent provided below under “—Conversion Rate Adjustments”, the person in whose name any shares of our common stock shall be issuable upon such conversion, if any, will be deemed to become the holder of record of such shares (i) as of the close of business on the last trading day of the applicable observation period in a combination settlement and (ii) as of the close of business on the conversion date in a physical settlement.

Irrevocable Election of Net Share Settlement

At any time prior to November 1, 2019, we may irrevocably elect to satisfy our conversion obligation with respect to the notes to be converted after the date of such election by combination settlement with a specified dollar amount of at least $1,000. We refer to this election as a “net share settlement election,” which will be in our sole discretion without the consent of the holders of notes.

Upon making such election, we will promptly (i) issue a press release and use our reasonable best efforts to post such information on our website or otherwise publicly disclose this information and (ii) provide written notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of DTC.

Irrevocable Election of Full Physical Settlement

At any time prior to November 1, 2019, we may irrevocably elect to satisfy our conversion obligation with respect to the notes to be converted after the date of such election by physical settlement. We refer to this election as a “full physical settlement election,” which will be in our sole discretion without the consent of the holders of notes.

Upon making such election, we will promptly (i) issue a press release and use our reasonable best efforts to post such information on our website or otherwise publicly disclose this information and (ii) provide written notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of DTC.

Exchange in Lieu of Conversion

When a holder surrenders notes for conversion, we may direct the conversion agent to surrender, on or prior to the first business day following the conversion date, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for such notes, the amount of cash, if any, and a number of shares of our common stock, if any, equal to the consideration we would be obligated to deliver upon the conversion of such notes, all as provided above under “—Settlement Upon Conversion” or below under “—Additional Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change”, as applicable, at the time we would otherwise be required to deliver such consideration. By the close of business on the business day immediately following the conversion date, we will notify the holder surrendering notes for conversion, the trustee and the conversion agent that we have directed the designated institution to make an exchange in lieu of conversion and whether that designated financial institution has agreed to make such exchange in lieu of conversion. A copy of such notice shall be delivered to the conversion agent and to the designated institution and, if such exchange has been agreed to, in the case of notes held through DTC, such notice shall also include (i) wire instructions and free delivery trade information for the designated institution to deliver the related consideration to such holder as described in the immediately following paragraph and (ii) instructions to process a free delivery trade of the notes to the designated institution.

If the designated institution accepts any such notes, it will deliver the amount of cash, if any, and the number of shares of our common stock, if any, due upon conversion of such notes directly to the holder of such notes no later than 11:00 a.m., New York City time, on (i) the third business day immediately following the conversion date for such notes (if physical settlement is applicable) or (ii) on the third business day immediately following the last trading day of the applicable observation period for such notes (if cash settlement or combination settlement is applicable), in either case, using, in the case of notes held through DTC, the wire instructions and free delivery trade information on the notice that we will have forwarded to the designated institution as described in the preceding paragraph. In the case of notes held through DTC, (x) the designated institution shall send an email confirmation to the conversion agent once it has (a) wired such cash to the holder, providing a Federal Reference Number, (b) processed a free delivery trade to the holder for such number of shares of our common stock, if any, and (z) confirmed receipt of the free delivery of the notes, and (y) the conversion agent shall then contact the holder’s DTC custodian to confirm their receipt of such cash and number of shares of our common stock, if any. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange in lieu of conversion but does not timely deliver the related consideration, or if such designated institution does not accept the notes for exchange, we will deliver to the holder by the close of business on (1) the third business day immediately following the conversion date for such notes (if physical settlement is applicable) or (2) on the third business day immediately following the last trading day of the applicable observation period for such notes (if cash settlement or combination settlement is applicable), in either case, the relevant conversion consideration as if we had not made an exchange election. Our designation of a financial institution to which the notes may be submitted for exchange does not require the financial institution to accept any notes. We will not pay any consideration to, and we may, but will not be obligated to, otherwise enter into any agreement with, the designated institution for or with respect to such designation.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as common stockholders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes.

Adjustment Events (1) If we pay a dividend or make a distribution exclusively in shares of our common stock on all or substantially all of the shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date, as applicable;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date, as applicable, prior to giving effect to such dividend, distribution, share split or share combination, as applicable; and

OS1 = the number of shares of our common stock outstanding immediately after the open of business on such ex-dividend date or effective date, as applicable, after giving effect to such dividend, distribution, share split or share combination, as applicable.

Any adjustment to the conversion rate made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors, or a committee thereof, determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 days after the date of such distribution, to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the ten consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase in the conversion rate made under this clause (2) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the ex-dividend date for such distribution. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of our common stock are not delivered upon the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of our common stock actually delivered. If such rights, options or warrants are not so issued, or if no such rights, options or warrants are exercised prior to their expiration, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such issuance had not occurred.

For purposes of this clause (2) and for purposes of the provisions set forth above under “—Conversion Upon Specified Corporate Events—Certain Distributions”, in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of common stock at a price per share less than such average of the last reported sale prices of our common stock for the ten consecutive trading day period ending on the trading day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of the common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined by our board of directors, or a committee thereof.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire shares of our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions, rights, options or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 - FMV

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 = the average of the last reported sale prices of our common stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors, or a committee thereof) of the shares of capital stock, evidences of indebtedness, other assets, or property of ours or rights, options or warrants to acquire shares of our capital stock or other securities distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount of notes it holds, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire our capital stock or other securities that such holder would have received as if such holder owned a number of shares of common stock equal to the conversion rate on the record date for such distribution, without being required to convert such note.

Any increase in the conversion rate made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution (including a spin-off below) is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to any of our subsidiaries or business units, and such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon the consummation of the distribution) on a U.S. national securities exchange or a reasonably comparable non-U.S. equivalent, which we refer to as a “spin-off”, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such spin-off;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first ten consecutive trading-day period after, but excluding, the effective date of the spin-off (the “valuation period”); and

MP0 = the average of the last reported sale prices of our common stock over the valuation period.

If a holder converts a note, cash or combination settlement is applicable to such note and the first trading day of the observation period occurs after the first trading day of the valuation period for a spin-off, but on or before the last trading day of the valuation period for such spin-off, the reference in the above definition of “FMV0” to ten consecutive trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the effective date of such spin-off to, but excluding, the first trading day of the observation period. If a holder converts a note, cash or combination settlement is applicable to such note and one or more trading days of the observation period for such note occurs on or after the ex-dividend date for a spin-off but on or prior to the first trading day of the valuation period for such spin-off, such observation period will be suspended from, and including, the first such trading day to, and including, the first trading day of the valuation period for such spin-off and will resume immediately after the first trading day of the valuation period for such spin-off, with the reference in the above definition of “FMV0” to ten consecutive trading days deemed replaced with a reference to one (1) trading day. If a holder converts a note, physical settlement is applicable to such note and the conversion date occurs during the period from, but excluding, the first trading day of the valuation period for a spin-off to, and including, the last trading day of the valuation period for such spin-off, the reference in the above definition of “FMV0” to ten consecutive trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the first trading day of the valuation period for such spin-off to, and including, the relevant conversion date. If a holder converts a note, physical settlement is applicable to such note and the conversion date occurs during the period from, but excluding, the record date of a spin-off to, and including, the first trading day of the valuation period for such spin-off, (i) the reference in the above definition of “FMV0” to ten consecutive trading days shall be deemed replaced with a reference to one (1) trading day, (ii) we will deliver the consideration due to such holder upon conversion of such note on the third business day after the first trading day of the valuation period for such spin-off, (iii) the conversion rate applicable to such conversion will be the applicable conversion rate on the first trading day of the valuation period for such spin-off and (iv) the person in whose name any shares of our common stock shall be issuable upon such conversion will be deemed to become the holder of record of such shares as of the close of business on the first trading day of the valuation period for such spin-off.

(4) If we pay any cash dividends or distributions to all or substantially all holders of our common stock, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 - C

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share that we distribute to holders of our common stock.

If “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes it holds, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received as if such holder owned a number of shares of our common stock equal to the conversion rate in effect on the record date for such dividend or distribution, without being required to convert such note.

Such increase shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1)
OS0 × SP 1

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the expiration date;

CR1 = the conversion rate in effect immediately after the close of business on the expiration date;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors, or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the expiration time of the tender or exchange offer on the expiration date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);

OS1 = the number of shares of our common stock outstanding immediately after the expiration time of the tender or exchange offer on the expiration date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date (the “averaging period”).

If a holder converts a note, cash settlement or combination settlement is applicable to such note, and the first trading day of the observation period for such note occurs after the first trading day of the averaging period for a tender or exchange offer, but on or before the last trading day of the averaging period for such tender or exchange offer, the reference in the above definition of “SP1” to “ten” shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the first trading day of the averaging period for such tender or exchange offer to, but excluding, the first trading day of such observation period. If a holder converts a note, cash settlement or combination settlement is applicable to such note and one or more trading days of the observation period for such note occurs on or after the expiration date for a tender or exchange offer, but on or prior to the first trading day in the averaging period for such tender or exchange offer, such observation period will be suspended on the first such trading day and will resume immediately after the first trading day of the averaging period for such tender or exchange offer and the reference in the above definition of “SP1” to “ten” shall be deemed replaced with a reference to “one”.

If a holder converts a note, physical settlement is applicable to such note and the conversion date occurs during the period from, but excluding, the first trading day of the averaging period for such tender or exchange offer to, and including, the last trading day of the averaging period for such tender or exchange offer, the reference in the above definition of “SP1” to “ten” shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the first trading day of the averaging period for such tender or exchange offer to, and including, the relevant conversion date. If a holder converts a note, physical settlement is applicable to such note and the conversion date occurs during the period from, and including, the expiration date to, and including, the first trading day of the averaging period for such tender or exchange offer, (i) the reference in the above definition of “SP1” to “ten” shall be deemed replaced with a reference to “one” (1), (ii) we will deliver the consideration due to such holder upon conversion of such note on the third business day after the first trading day of the averaging period for such tender or exchange offer, (iii) the conversion rate applicable to such conversion will be the applicable conversion rate on the first trading day of the averaging period for tender or exchange offer and (iv) the person in whose name any shares of our common stock shall be issuable upon such conversion will be deemed to become the holder of record of such shares as of the close of business on the first trading day of the averaging period for such tender or exchange offer.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes with a conversion date occurring on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

In addition, if a holder converts a note and:

•	combination settlement is applicable to such note;

•	the record date, effective date or expiration date for any event that requires an adjustment to the conversion rate under any of clauses (1) through (5) above occurs:

•	on or after the first trading day of such observation period; and

•	on or prior to the last trading day of such observation period; and

•	the daily settlement amount for any trading day in such observation period that occurs on or prior to such record date, effective date or expiration date:

•	includes shares of the common stock that do not entitle their holder to participate in such event; and

•	is calculated based on a conversion rate that is not adjusted on account of such event;

then, on account of such conversion, we will, on such record date, effective date or expiration date, treat such holder, as a result of having converted such notes, as though it were the record holder of a number of shares of common stock equal to the total number of shares of common stock that:

•	are deliverable as part of the daily settlement amount:

•	for a trading day in such observation period that occurs on or prior to such record date, effective date or expiration date; and

•	is calculated based on a conversion rate that is not adjusted for such event; and

•	if not for this provision, would not entitle such holder to participate in such event.

If the application of any of the foregoing formulas (other than in connection with a share combination) would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

The “ex-dividend date” means the first date on which the shares of our common stock trade on the relevant exchange or in the relevant market, regular way, without the right to receive the issuance or distribution in question.

Certain Events.

The conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued, except as described under “—Treatment of Rights”;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment to the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (i) annually, on the anniversary of the first date of issue of the notes, (ii) upon a make-whole fundamental change, (iii) in the case of any note to which physical settlement applies, upon the conversion date, and in the case of any note to which cash or combination settlement applies, on each day during the period from, and including, the first trading day of the applicable observation period to, and including, the last trading day of the applicable observation period. Except as described in this section or in “— Additional Shares Delivered upon Conversion upon Make-Whole Fundamental Change” below, we will not adjust the conversion rate.

Treatment of Reference Property. In the event of:

•

any recapitalization, reclassification or change of our common stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination for which an adjustment is made pursuant to (1) above under “—Conversion Rate Adjustments”);

•	a consolidation, merger or combination involving us;

•	a sale or conveyance to another person of all or substantially all of our property and assets; or

•	any statutory share exchange

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of our common stock (including cash or any combination thereof), a holder will be entitled thereafter to convert such holder’s notes into the same type of consideration that such holder would have been entitled to receive if such holder had held a number of shares of our common stock equal to the conversion rate then in effect immediately prior to these events (such consideration, the “reference property”). However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the settlement method upon conversion of the notes, as described above under “—Settlement upon Conversion”, and (ii) (x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of the amount and kind of reference property that a holder of one share of our common stock would have received in such transaction.

The amount of consideration, and, consequently, reference property, if any, a holder receives upon conversion will be based on the applicable conversion rate, as described above.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration determined, based in part upon any form of stockholder election, will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if holders of less than a majority of our common stock affirmatively make such an election, the types and amount of consideration actually received by such holders.

Treatment of Rights.    We currently have a preferred stock rights plan. See “Description of Capital Stock—Stockholder Rights Agreement” in the accompanying prospectus. To the extent that we have a rights plan in effect, if physical settlement applies to your note, on the conversion date for your note, and, if combination settlement applies to your note, on any trading day in the observation period applicable to your note, you will be entitled to receive, in addition to any shares of common stock that you are entitled to receive in connection with such conversion on such conversion date or such trading day, as the case may be, the rights under the rights plan, unless prior to such conversion date or trading day, as the case may be, the rights have separated from our common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property or rights, options or warrants as described in clause (3) under “—Conversion Rate Adjustments” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Voluntary Increases of Conversion Rate.    We are permitted, to the extent permitted by law and subject to the rules of The New York Stock Exchange, to increase the conversion rate of the notes by any amount for a period of at least 20 days, if our board of directors (or a committee thereof) determines that such increase would be in our interest. If we make such determination, it will be conclusive and we will mail to holders of the notes a notice of the increased conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect, in accordance with applicable law. We may also, to the extent permitted by law and the rules of The New York Stock Exchange (or such other principal securities exchange on which the shares of our common stock are then traded), but are not required to, increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares or rights to acquire shares or similar event.

Tax Effect.    A holder may, in some circumstances, including the distribution of cash dividends to holders of shares of our common stock, be deemed to have received a distribution or dividend subject to U.S. federal income or withholding tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income and withholding tax treatment of an adjustment to the conversion rate, see “Certain United States Federal Income Tax Considerations”. Because this event giving rise to this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if withholding taxes (including backup withholding taxes) are paid on behalf of a holder, those withholding taxes may be set off against payments of cash or common stock, if any, payable on the notes (or, in some circumstances, against any payments on our common stock).

Additional Shares Delivered upon Conversion upon Make-Whole Fundamental Change

If a holder elects to convert such holder’s notes at any time on or after the effective date of a fundamental change described in clause (1), (2) or (4) of the definition thereof (but without giving effect to the proviso in clause (1) of such definition or the second bullet under clause (2) of such definition, a “make-whole fundamental change”) until the related fundamental change repurchase date or, if there is no such fundamental change repurchase date, the date that is 30 trading days following the effective date of such make-whole fundamental change, as applicable, for the purposes of such conversion, the conversion rate will be increased by an additional number of shares of our common stock (the “additional shares”) as described below; provided, however, that no increase will be made in the case of a make-whole fundamental change described in clause (1) or (2) of the definition of “fundamental change” if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in such make-whole fundamental change transaction consists of shares of capital stock traded on The New York Stock Exchange, NYSE MKT LLC, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors) (or that will be so traded immediately following the transaction) and as a result of such transaction or transactions the notes become convertible into such shares of such capital stock pursuant to “—Conversion Rate Adjustments—Treatment of Reference Property” above. We will notify holders of the occurrence of any such make-whole fundamental change and issue a press release as promptly as practicable following the effective date of such transaction (and in any event, no later than 10 days following such effective date).

Notwithstanding anything to the contrary herein, if the consideration paid for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is comprised entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion consideration will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount equal to the applicable conversion rate (including any adjustment as described in this section), multiplied by such stock price. In such event, the conversion consideration will be determined and paid to holders in cash on the third business day following the conversion date. Otherwise, we will settle any conversion of notes following the effective date of a make-whole fundamental change as described above under “—Settlement upon Conversion”.

The number of additional shares by which the conversion rate will be increased in the event of a make-whole fundamental change will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price paid (or deemed paid) per share of our common stock in the make-whole fundamental change (the “stock price”). If holders of our common stock receive only cash in the make-whole fundamental change, the stock price will be the cash amount paid per share of our common stock. Otherwise, the stock price will be deemed to be the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the first row of the table below (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted as set forth under “—Conversion Rate Adjustments”. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments”.

The following table sets forth the hypothetical stock prices and the number of additional shares by which the conversion rate for the notes will be increased per $1,000 principal amount of the notes in the event of a make-whole fundamental change:

	Stock Price
Effective Date	$17.81	$19.00	$20.00	$21.00	$22.50	$24.49	$27.50	$30.00	$35.00	$40.00	$45.00	$50.00	$75.00	$100.00	$150.00

February 26, 2013.	15.3131	14.9691	13.6176	12.4268	10.9251	9.3470	7.6166	6.5488	4.8986	3.7493	2.9366	2.3606	1.1025	0.5727	0.1269
March 1, 2014	15.3131	14.2654	12.8875	11.6826	10.1850	8.6066	6.9118	5.9226	4.4437	3.4111	2.6693	2.1469	1.0104	0.5290	0.1170
March 1, 2015	15.3131	13.5718	12.1633	10.9612	9.4476	7.8653	6.1876	5.2208	3.9234	3.0205	2.3606	1.8943	0.9054	0.4784	0.1063
March 1, 2016	15.3131	12.9199	11.4814	10.2440	8.6927	7.0818	5.3944	4.4643	3.3424	2.5704	2.0155	1.6236	0.7831	0.4186	0.0947
March 1, 2017	15.3131	12.3818	10.8641	9.5645	7.9584	6.3024	4.5950	3.6741	2.6665	2.0580	1.6157	1.3068	0.6361	0.3447	0.0774
March 1, 2018	15.3131	11.9471	10.3049	8.9062	7.1759	5.4368	3.6853	2.7800	1.9093	1.4619	1.1559	0.9396	0.4697	0.2601	0.0628
March 1, 2019	15.3131	11.8755	9.6763	8.0864	6.1634	4.2737	2.4777	1.6382	1.0142	0.7726	0.6063	0.4947	0.2501	0.1374	0.0273
March 1, 2020	15.3131	11.8039	9.1649	6.7840	3.6094	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $150.00 per share, subject to adjustment, no additional shares will be added to the conversion rate.

•	If the stock price is less than $17.81 per share, subject to adjustment, no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate be increased on account of the additional shares to exceed 56.1482 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments”.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a fundamental change occurs at any time, a holder will have the right, at such holder’s option, to require us to repurchase all of such holder’s notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on a date, the “fundamental change repurchase date”, of our choosing that is not less than 20 nor more than 35 business days after the date of the fundamental change repurchase right notice (as defined below). The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to the fundamental change repurchase date (but not including such fundamental change repurchase date), unless such fundamental change repurchase date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at 5:00 p.m., New York City time, on the corresponding regular record date. Any notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1) any person (as defined below) acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our or their employee benefit plans; provided that this clause (1) shall not apply to a merger of our company with or into a wholly-owned subsidiary of a corporation that, immediately following the transaction or series of transactions, has a class of common stock traded on The New York Stock Exchange, NYSE MKT LLC, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors) if immediately following the transaction or series of transactions the holders of our common stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of such parent corporation;

(2) we (i) merge or consolidate with or into any other person, other than a subsidiary, another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our consolidated assets to another person or (ii) engage in any recapitalization, reclassification or other transaction in which all or substantially all our common stock is exchanged for or converted into cash, securities or other property, in each case, other than any merger or consolidation:

•	that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock;

•

pursuant to which the holders of our common stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of either (a) the continuing or surviving corporation or (b) a corporation that directly or indirectly owns 100% of the capital stock of such continuing or surviving corporation, in either case, immediately after such transaction; or

•

which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity;

(3) our stockholders approve any plan or proposal for our liquidation or dissolution; or

(4) shares of our common stock (or shares of any other capital stock into which the notes are convertible pursuant to the terms of the indenture) are not listed for trading on any of The New York Stock Exchange, NYSE MKT LLC, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors).

Notwithstanding the foregoing, holders of notes will not have the right to require us to repurchase any notes under clause (1) or (2) above, and we will not be required to deliver the fundamental change repurchase right notice incidental thereto, if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in a transaction described in clauses (1) or (2) above consists of shares of capital stock traded on The New York Stock Exchange, NYSE MKT LLC, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors) (or which will be so traded immediately following the completion of such transaction) and, as a result of the completion of such transaction, the notes become convertible or exchangeable based on such shares of such capital stock pursuant to “—Conversion Rate Adjustments—Treatment of Reference Property” above.

For purposes of these provisions, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

After the occurrence of a fundamental change, but on or before the 10th day following such occurrence, we will provide to all holders of the notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting repurchase right, if any (the “fundamental change repurchase right notice”). Such notice shall state, among other things:

•	the events causing the fundamental change and whether the fundamental change is also a make-whole fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right, if applicable;

•	the fundamental change repurchase price, if applicable;

•	the fundamental change repurchase date, if applicable;

•	the name and address of the paying agent and the conversion agent, if applicable;

•

the applicable conversion rate and the number of additional shares, if any, that will be added to the conversion rate pursuant to the provisions described above under “—Conversion Rights—Additional Shares Delivered upon Conversion upon Make-Whole Fundamental Change”;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes, if applicable.

Simultaneously with providing the fundamental change repurchase right notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish this information on our website or through such other public medium as we may use at that time.

To exercise the repurchase right, a holder must deliver, on or before 5:00 p.m., New York City time, on the business day prior to the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer or by effecting a book-entry transfer, together with a written repurchase notice in the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. The repurchase notice must state:

•	if certificated, the certificate numbers of such holder’s notes to be delivered for repurchase;

•	the portion of the principal amount of such holder’s notes to be repurchased, which must be $1,000 principal amount or an integral multiple of $1,000 in excess thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

A holder may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, the notice of withdrawal must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the fundamental change repurchase date. A holder that has exercised the repurchase right will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of such holder’s notes to be repurchased. Subject to a holder’s right to receive interest on the related interest payment date where the fundamental change repurchase date falls after a regular record date and on or before the interest payment date to which it relates, if the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue, whether or not book—entry transfer of the notes is made or whether or not the notes are delivered to the paying agent; and

•

all other rights of the holder will terminate other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest, if any, upon delivery or transfer of the notes.

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase price and fundamental change repurchase features, however, are not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. See “Risk Factors—Risks Related to this Offering and the Notes—We may not have the cash necessary to repurchase the notes following the occurrence of specified corporate transactions or may not be able to do so”. If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture.

Some of our current indebtedness and indebtedness that we may incur in the future may contain provisions limiting our ability to repurchase notes as described above. As a result of such provisions under such indebtedness, our ability to perform our obligations pursuant to the indenture may be limited.

No notes may be repurchased at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the applicable fundamental change repurchase date.

Consolidation, Merger and Sale of Assets

The indenture provides that we will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person, if not us, is (and, if we will remain a party to the notes and the indenture after giving effect to such transaction and the requirements in respect thereof under the indenture, we are) a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation, if not us, expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of ours under, the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above. Furthermore, there is no precise, established definition of the phrase “all or substantially all” of our properties and assets under applicable law. Accordingly, there may be uncertainty as to whether the provisions described above (or under “—Conversion Rights—Conversion Rate Adjustments—Treatment of Reference Property”, “—Conversion Rights—Additional Shares Delivered upon Conversion upon Make-Whole Fundamental Change” or “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) would apply to a conveyance, transfer, sale, lease or other disposition of less than all of our properties and assets.

Events of Default

Each of the following is an event of default:

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of or premium, if any, on any note when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;

(3) failure by us to comply with our obligation to convert the notes into cash, shares of our common stock or a combination of cash and shares of our common stock, as applicable, together with cash in lieu of any fractional shares of common stock, upon exercise of a holder’s conversion right, which failure continues for a period of five business days;

(4) failure by us to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

(5) failure by us to comply with our notice obligations under “—Conversion Rights—Conversion Upon Specified Corporate Events”, “—Conversion Rights—Additional Shares Delivered upon Conversion upon Make-Whole Fundamental Change” or under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”;

(6) failure by us for 60 days after written notice from the trustee or the holders of at least 25% principal amount of the notes then outstanding has been received by us to comply with any of our other agreements contained in the notes or indenture;

(7) default by us, Forestar USA or another of our significant subsidiaries as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”) as in effect on the original date of issuance of the notes (“significant subsidiaries”) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt (other than non-recourse debt of a special purpose subsidiary) for money borrowed in excess of $15.0 million in the aggregate of us, Forestar USA and/or such other significant subsidiaries, whether such debt now exists or shall hereafter be created, which default results (i) in such debt becoming or being declared due and payable or (ii) from a failure to pay the principal of or premium, if any, on any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; provided, however, that, with respect to any entity in which we own, directly or indirectly, less than all but greater than 50% of the issued and outstanding equity interests but for which we, directly or through an intermediary, do not, and are not obligated pursuant to any existing agreement to, actively control, manage or conduct the business, such default would constitute an event of default only if it continues for a period of 15 business days after we become aware of such default;

(8) failure by us, Forestar USA or another of our majority owned significant subsidiaries, within 60 days, to pay, bond or otherwise discharge any judgments or orders for the payment of money the total uninsured amount of which for us, Forestar USA or such other subsidiary exceeds in the aggregate $15.0 million, which are not stayed on appeal; or

(9) certain events of bankruptcy, insolvency or reorganization of us or any of our majority owned significant subsidiaries.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% of the principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. However, upon an event of default pursuant to clause (9) above (except with respect to any significant subsidiary), the aggregate principal amount and accrued and unpaid interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, if we so elect, the sole remedy of holders for an event of default relating to our failure to file reports as described under “—Reports” below will, (i) for the first 90 days after the occurrence of such event of default (which will be the 61st day after written notice is provided to us of the default pursuant to clause (6) above), consist exclusively of the right to receive additional interest at an annual rate equal to 0.25% per annum on the principal amount of the notes then outstanding, and (ii) for the 90 days immediately following such 90-day period, consist exclusively of the right to receive additional interest at an annual rate equal to 0.50% per annum on the principal amount of the notes then outstanding. If we make such election, such additional interest will be payable in arrears on each interest payment date following the date on which such event of default first occurs. On the 181st day after such event of default (if such violation is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. If we do not elect to pay additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to our failure to comply with the reporting obligations described above in the immediately preceding paragraph and below in “—Reports”, we must notify the trustee, the paying agent and all of the holders of the notes, in writing, of such election on or before 5:00 p.m., New York City time, on the fifth business day immediately following the date on which such event of default otherwise would occur. Upon our failure to timely give such notice or pay additional interest, the notes will be immediately subject to acceleration as provided above.

In no event will any such additional interest exceed a total of 0.50% per annum.

The holders of a majority principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or failure to deliver or pay amounts due upon conversion) and rescind any related acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the notes or failure to deliver or pay amounts due upon conversion that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due or to receive amounts due to it upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee written notice that an event of default is continuing;

(2) holders of at least 25% principal amount of the outstanding notes have requested the trustee in writing to pursue the remedy;

(3) such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60 day period.

Subject to certain restrictions, the holders of a majority principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or conversion default, the trustee may withhold notice if and so long as the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute a default, the status of those events and what action we are taking or propose to take in respect thereof.

Optional Redemption by the Company

The notes may not be redeemed by us prior to maturity.

Modification and Amendment

Subject to certain exceptions, the indenture and the notes may be amended with the consent of the holders of at least a majority principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate, or extend the stated time for payment, of interest on any note;

(3) reduce the principal, or extend the stated maturity, of any note;

(4) make any change that adversely affects the conversion rights of any notes;

(5) reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) change the place or currency of payment of principal or interest in respect of any note;

(7) impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8) adversely affect the ranking of the notes as our unsubordinated indebtedness; or

(9) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency, including to eliminate any conflict with the terms of the Trust Indenture Act;

(2) provide for the assumption by a successor corporation of our obligations under the indenture;

(3) add guarantees with respect to the notes;

(4) secure the notes;

(5) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(6) provide for the conversion of notes in accordance with the terms of the indenture;

(7) make any change that does not adversely affect the rights of any holder in any material respect; provided that any amendment to conform the terms of the notes to the description thereof in the preliminary prospectus supplement, as supplemented by the related issuer free writing prospectus, will not be deemed to be adverse to any holder;

(8) issue additional notes pursuant to “—Additional Notes”; or

(9) comply with any requirement of the SEC in connection with any qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash and shares of our common stock (solely to satisfy outstanding conversions, if applicable) sufficient in the opinion of a nationally recognized firm of certified public accountants to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, the daily VWAP, daily settlement amount, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the written request of that holder.

Trustee

U.S. Bank National Association, is the initial trustee, registrar, paying agent and conversion agent.

Form, Denomination and Registration

The notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 30 days after the same are required to be filed with the SEC (after giving effect to Rule 12b-25, if available) and to otherwise comply with Section 314(a) of the Trust Indenture. Documents and reports filed with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via the EDGAR system.

Global Note, Book-Entry Form

The notes will be evidenced by one or more global notes. We will deposit the global note or notes with the trustee, as custodian for DTC and register the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, whom we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will pay interest, principal and the repurchase price, as the case may be, of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date, maturity date or fundamental change repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name”.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes. In addition, the owner of a beneficial interest in a global note will be entitled to receive a note in certificated form in exchange for such interest if an event of default has occurred and is continuing.

Governing Law

The notes and the indenture will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

On September 14, 2012, we and certain of our affiliates entered into an amended and restated senior secured credit facility with KeyBank National Association, a national banking association (“KeyBank”), and the other financial institutions party to the senior secured credit facility as lenders (each individually a “Lender” and collectively, the “Lenders”), and KeyBank, as agent for the Lenders (in such capacity, “Agent”) and swing line lender.

Our senior secured credit facility provides for a $200.0 million term loan maturing September 14, 2017 and a $200.0 million revolving line of credit maturing September 14, 2015 (with a one-year extension option), subject to an increase in commitments upon our request and the fulfillment of certain conditions up to $500.0 million, less the sum of (i) the aggregate amount of any outstanding term loans and (ii) the aggregate amount of outstanding commitments with respect to the revolving line of credit, in each case, under the senior secured credit facility. The revolving line of credit may be prepaid at any time without penalty. The term loan includes a prepayment fee of one percent if voluntarily prepaid prior to March 14, 2013. The revolving line of credit includes a $100.0 million sublimit for letters of credit, under which approximately $2.9 million in letters of credit were outstanding as of December 31, 2012.

The amount available for borrowing at any time under the revolving line of credit under our senior secured credit facility is limited to an amount that is equal to the lesser of the commitment amount (i.e. $200.0 million as of December 31, 2012) or the borrowing base (as described under the heading “—Borrowing Base”). We expect to have a borrowing base of approximately $400.0 million under the senior secured credit facility following this offering and no borrowings under the revolving line of credit under our senior secured credit facility upon the closing of this offering and the application of proceeds therefrom. As of December 31, 2012, we had approximately $153.2 million in net unused borrowing capacity under the revolving line of credit under our senior secured credit facility.

Borrowing Base

The amount available for borrowing at any time under the revolving line of credit under our senior secured credit facility is subject to a borrowing base calculated based on the sum of the value of certain assets, specifically:

(a)	forty-five percent (45%) of the value of timberland; plus

(b)	thirty-five percent (35%) of the value of high value timberland; plus

(c)	forty percent (40%) of the value of raw entitled land; plus

(d)	forty-five (45%) of the value of entitled land under development; plus

(e)	sixty percent (60%) of the value of the mineral business enterprise; plus

(f)	a percentage of amounts payable to us in connection with the Cibolo Canyons project; plus

(g)	the sum of specified percentages (as of each date of determination) of the adjusted value of certain assets acquired in the Credo acquisition;

less, (i) the portion of the borrowing base accounted for by clause (b) above that would exceed twenty-five percent (25%) of the borrowing base, (ii) the portion of the borrowing base accounted for by clause (c) above that would exceed twenty-five percent (25%) of the borrowing base, (iii) effective upon certain bond issuances, the value of entitled land under development will only be included if constituting “mortgaged properties” under the senior secured credit facility, (iv) a portion of the amounts payable in connection with the Cibolo Canyons project if the Agent determines that certain conditions are not satisfied and (v) any interest reserve as required pursuant to the interest coverage ratio covenant. The senior secured credit facility also provides that the borrowing base will be reduced to the extent the ratio of the value of assets in the borrowing base to the aggregate commitments under our senior secured credit facility is less than 1.50x.

Interest Rate and Fees

Borrowings under the senior secured credit facility bear interest, at our option, at a rate per annum equal to either (i) the base rate determined by reference to the highest of (x) the interest rate established by KeyBank as its “prime rate” whether or not announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit, (y) the weighted average of the rates of federal funds transactions, as published by the Federal Reserve Bank of New York, plus one-half of one percent (0.5%) per annum, or (z) (i) the LIBOR rate for a one (1) month interest period, plus one percent (1.0%) per annum, in each case, plus an interest rate spread of three percent (3.0%) per annum, or (ii) the LIBOR rate for the applicable interest period, plus an interest rate spread of four percent (4.0%) per annum. Following the occurrence and during the continuation of an event of default, at the election of Lenders holding fifty percent (50%) or more of the aggregate commitments, the applicable interest rate margin for each loan will increase by two percent (2.0%) per annum. Additionally, we are required to pay to the account of the applicable Lenders a late charge of five percent (5.0%) of any amount of interest and/or principal payable under the senior secured credit facility which is not paid within ten (10) days of the date when due.

In addition to paying interest on the outstanding principal amount of loans under the senior secured credit facility, we are required to pay an unused facility fee with respect to undrawn commitments under the revolving line of credit at a rate of twenty-five basis points (0.25%) to thirty-five basis points (0.35%) per annum (based on usage) on the average daily amount by which the commitment exceeds the amount of outstanding revolving loans and swing line loans and the aggregate undrawn amount of all issued letters of credit. We are also required to pay customary letter of credit fees and other fees.

Prepayments

If at any time the aggregate outstanding principal amount of the revolving loans and the aggregate undrawn amount of all issued letters of credit either (i) exceed the commitment amount or (ii) exceed the borrowing base, then within five (5) days of written demand of the Agent, we are required to pay the amount of such excess to the Agent. In addition, we have the right, at our election, to voluntarily prepay the outstanding amount of the loans, in whole or in part, at any time without penalty or premium (other than with respect to the term loans prior to March 14, 2013 as described above); provided that LIBOR breakage costs are payable if any prepayment of LIBOR loans is made on a date that is not the last day of an interest period.

Guarantee and Security

All obligations under the senior secured credit facility are unconditionally guaranteed by the guarantors, subject to certain restrictions related to applicable law. All obligations under the senior secured credit facility, including the guaranty obligations of the guarantors, are secured on a first-priority basis by (a) a lien on all timberland and minerals of the issuer and the guarantors, (b) collateral assignments of current and future leases, rents and contracts, including our mineral leases of the issuer and the guarantors, (c) a security interest in our primary operating account, (d) a pledge of the equity interests in our current and future material operating subsidiaries or joint venture interests, or if such pledge is not permitted, a pledge of the right to distributions from such entities (unless the pledge of such rights to distributions is not permitted), (e) a pledge of reimbursements, hotel occupancy and other revenues payable from special improvement district tax collections in connection with the Cibolo Canyons project and (f) a pledge of certain assets from subsidiaries acquired in the Credo acquisition, including interests in oil and gas wells. In addition, the senior secured credit facility provides for a negative pledge (without a mortgage) on all other wholly-owned assets.

Certain Covenants and Events of Default

The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of the guarantors and our subsidiaries to:

•	incur additional indebtedness;

•	create liens on assets;

•	make investments;

•	become party to mergers or consolidations;

•	enter into sale lease-back agreements;

•	violate, or permit tenants or subsidiaries to violate, environmental laws;

•	make distributions;

•	sell assets;

•	prepay indebtedness;

•	make negative pledges and enter into restrictive agreements;

•	amend organizational documents;

•	engage in transactions with affiliates;

•	incur management fees and expenses; and

•	modify certain agreements.

In addition, we are required to maintain, (i) an interest coverage ratio of at least 1.50 to 1.0 on the last day of each testing period; (ii) a revenues to capital expenditure ratio of no less than 1.0:1.0 on the last day of each testing period, (iii) a total leverage ratio not to exceed forty percent (40%) on the last day of each fiscal quarter, (iv) a minimum net worth, such that the consolidated tangible net worth of the Forestar Group and its subsidiaries shall not be less than the sum of (x) $441.0 million, plus (y) eighty-five percent (85%) of the aggregate net proceeds in connection with any equity offering after the closing date, plus (z) seventy-five percent (75%) of positive net income, on a cumulative basis, for any fiscal quarter tested, which minimum net worth requirement was approximately $448.5 million at December 31, 2012.

The senior secured credit facility also contains affirmative covenants and events of default customary for credit facilities of this type. As of December 31, 2012, we were in compliance with the terms, conditions and financial covenants under the senior secured credit facility. Based on our current operating projections, we believe that we will remain in compliance with the financial covenants under our senior secured credit facility in the future.

Other Debt

In second quarter 2012, we obtained a loan for construction of a 289 unit multifamily project located in Austin which provides up to $19.55 million in financing. The interest rate on the loan is equal to the highest of (i) the lender’s prime rate, (ii) the Federal Funds Open Rate plus 50 basis points and (iii) the Daily LIBOR Rate plus 100 basis points. The loan has an initial term of 36 months and may be extended for two additional 12-month periods based on certain specified conditions. As of December 31, 2012, we had $18.8 million outstanding on this loan.

As of December 31, 2012, our unconsolidated joint ventures had approximately $38.4 million of debt, substantially all of which was non-recourse to us.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of the material terms of our capital stock. This summary is not meant to be a complete description of our capital stock, and we urge you to read the full text of our amended and restated certificate of incorporation, our amended and restated bylaws, and our stockholder rights agreement, which are incorporated by reference in this prospectus supplement.

Authorized Capital Stock

Our authorized capital stock consists of 200 million shares of common stock, par value $1.00 per share and 25 million shares of preferred stock, par value $0.01 per share.

Common Stock

Shares Outstanding.    There were approximately 34,612,576 million shares of our common outstanding as of February 15, 2013. All outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of our common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Dividends.    Subject to prior dividend rights of the holders of any preferred stock and any other class or series of stock having a preference as to dividends over our common stock, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose.

Voting Rights.    Each outstanding share of our common stock is entitled to one vote per share on each matter to be voted on by the holders of our common stock. The holders of our common stock are not entitled to cumulative voting of their shares in elections of directors.

Other Rights.    In the event of any liquidation, dissolution, or winding up of our company, after the satisfaction in full of the liquidation preferences of holders of any preferred stock, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of our common stock are not be subject to redemption by operation of a sinking fund or otherwise. Holders of shares of our common stock are not entitled to pre-emptive rights.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, without the approval of our stockholders, to issue shares of our preferred stock and to fix by resolution the designations, preferences, and relative, participating, optional, or other special rights, and such qualifications, limitations, or restrictions on such shares, including, without limitation, redemption rights, dividend rights, liquidation preferences, and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest, or otherwise by making such attempts more difficult or more costly. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and our board of directors has no present intention to issue any shares of preferred stock, other than pursuant to the stockholder rights agreement discussed below. Currently, 200,000 shares of our junior participating cumulative preferred stock are reserved for issuance upon exercise of our preferred stock purchase rights (see “—Stockholder Rights Agreement”).

Anti-takeover Effects of Our Stockholder Rights Agreement, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Delaware Law

Our stockholder rights agreement and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law could make the following more difficult:

•	acquisition of us by means of a tender offer or merger;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

Our stockholder rights agreement, which is summarized below, and certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. The provisions summarized below are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging those proposals because negotiation with such proponent could result in an improvement of their terms.

Election and Removal of Directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes. At each of our annual meetings of stockholders, the successors of the class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by our stockholders. In addition, a director may only be removed from office for cause by the affirmative vote of holders of a majority of shares of common stock entitled to vote in the election of directors. Director nominees in uncontested elections must receive a majority of the votes cast to be elected. This system of electing and removing directors may discourage a third party from waging a proxy contest or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

Size of the Board of Directors and Vacancies

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors fix the exact number of directors to comprise our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our board of directors then in office and any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of our remaining directors in office, even if less than a quorum is present, except that any vacancy caused by the removal of a director for cause by a majority vote of our stockholders may be filled by a majority vote of our stockholders.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws expressly eliminate the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

Stockholder Meetings

Under our amended and restated certificate of incorporation and amended and restated bylaws, special meetings of our stockholders may only be called by our Chairman or pursuant to a written request by a majority of our entire board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our amended and restated bylaws have advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before a meeting of the stockholders. The business to be conducted at an annual meeting is limited to business properly brought before the annual meeting by or at the direction of our board of directors or a duly authorized committee thereof or by a stockholder of record who has given timely written notice to our secretary of that stockholder’s intention to bring such business before the meeting.

Our amended and restated bylaws govern stockholder nominations of candidates for election as directors except with respect to the rights of holders of our preferred stock. Under our amended and restated bylaws, nominations of persons for election to our board of directors may be made at an annual meeting by a stockholder of record on the date of giving notice to our secretary and as of the record date for the determination of stockholders entitled to vote at the meeting, if the stockholder submits a timely notice of nomination. A notice of a stockholder nomination will be timely only if it is delivered to us at our principal executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the day on which such notice of the meeting date was mailed or public disclosure of the meeting date was made, whichever occurs first.

The notice of a stockholder nomination must contain specified information, including, without limitation:

•	the name, age, business and, if known, residence addresses of each nominee;

•	the principal occupation or employment of such nominee;

•	the number of shares of our common stock beneficially owned by each such nominee and the nominating stockholder;

•	any derivative instrument directly or indirectly owned beneficially by such stockholder, or any short interest in any security of the Company;

•	the consent of each nominee to serve as a director if so elected; and

•	any other information concerning the nominee that would be required to be included in a proxy statement or other filings pursuant to the proxy rules of the SEC.

Our amended and restated bylaws govern the notification process of all other stockholder proposals to be brought before an annual meeting. Under our amended and restated bylaws, notice of a stockholder proposal will be timely only if it is delivered to us at our principal executive offices not less than 75 days nor more than 100 days prior to the anniversary of the date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the day on which such notice of the meeting date was mailed or public disclosure of the meeting date was made, whichever occurs first. The notice of a stockholder proposal must contain specified information as described in our amended and restated bylaws.

If the chairman of the meeting determines that the stockholder nomination or proposal was not properly brought before the meeting in accordance with the provisions of our amended and restated bylaws, that person will not be eligible for election as a director or that business will not be conducted at the meeting, as the case may be.

The advance notice provisions may preclude a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed. Additionally, the advance notice provisions may deter a third party from conducting a solicitation to elect its own slate of directors or approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Delaware Anti-takeover Law

We are governed by Section 203 of the General Corporation Law of the State of Delaware, or the DGCL.

Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

The stockholders cannot authorize the business combination by written consent.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests. In general, Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of our common stock.

Amendment of Amended and Restated Bylaws

Our amended and restated bylaws and amended and restated certificate of incorporation provide that the bylaws may only be amended by the vote of a majority of our board of directors or by the affirmative vote of at least 80% of the voting power of the outstanding stock entitled to vote generally in the election of our board of directors.

Amendment of the Amended and Restated Certificate of Incorporation.

Our amended and restated certificate of incorporation provides that the provisions relating to:

•	the size, classification, election, removal, nomination and filling of vacancies with respect to the board of directors;

•	stockholder action by written consent and ability to call special meetings; and

•	any provision relating to the amendment of any of these provisions;

may only be amended by the affirmative vote of at least 80% of the voting power of the outstanding stock entitled to vote generally in the election of our board of directors. As provided by Delaware law, any other provision of our amended and restated certificate of incorporation may only be amended by the vote of a majority of the voting power of the outstanding stock entitled to vote generally in the election of our board of directors.

No Cumulative Voting

Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization in our amended and restated certificate of incorporation of undesignated preferred stock makes it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The provision in our amended and restated certificate of incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Stockholder Rights Agreement

Pursuant to the stockholder rights agreement, one preferred stock purchase right will be issued for each outstanding share of our common stock. Each right issued will be subject to the terms of the stockholder rights agreement.

Our board of directors believes that the stockholder rights agreement protects our stockholders from coercive or otherwise unfair takeover tactics. In general terms, our stockholder rights agreement works by imposing a significant penalty upon any person or group that acquires 20% or more of our outstanding common stock, without the approval of our board of directors.

We provide the following summary description below. Please note, however, that this description is only a summary, is not complete, and should be read together with our entire stockholder rights agreement. Our board of directors has authorized the issuance of one right for each share of our common stock outstanding.

The Rights.    Our rights will initially trade with, and will be inseparable from, our common stock. Our rights will not be represented by certificates. New rights will accompany any new shares of common stock we issue after the date the separation is completed until the date on which the rights are separated from our common stock and exercisable as described below.

Exercise Price.    Each right will allow its holder to purchase from us one one-thousandth of a share of our junior participating cumulative preferred stock, which we refer to as our preferred stock, for $100, once the rights become separated from our common stock and exercisable. Prior to its exercise, a right does not give its holder any dividend, voting or liquidation rights.

Exercisability.    Each right will not be separated from our common stock and exercisable until:

•	ten business days after the public announcement that a person or group has become an “acquiring person” by acquiring beneficial ownership of 20% or more of our outstanding common stock or, if earlier,

•

ten business days (or a later date determined by our board of directors before the rights are separated from our common stock) after a person or group begins or publicly announces an intention to begin a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person.

Until the date the rights become exercisable, book-entry ownership of our common stock will evidence the rights, and any transfer of shares of our common stock will constitute a transfer of the rights associated with the shares of common stock. After the date the rights separate from our common stock, our rights will be evidenced by book-entry credits. Any of our rights held by an acquiring person will be void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person

•

Flip In.    If a person or group becomes an acquiring person, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of our common stock with a market value of twice the then applicable exercise price, based on the market price of our common stock prior to such acquisition.

•

Flip Over.    If we are acquired in a merger or similar transaction after the date the rights become exercisable, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of the acquiring corporation with a market value of twice the then applicable exercise price, based on the market price of the acquiring corporation’s stock prior to such merger.

Expiration.    Our rights will expire in December 2017, unless earlier redeemed by the board of directors in accordance with the stockholder rights agreement.

Redemption.    Our board of directors may redeem our rights for $0.001 per right at any time before a person or group becomes an acquiring person. If our board of directors redeems any of our rights, it must redeem all of our rights. Once our rights are redeemed, the only right of the holders of our rights will be to receive the redemption price of $0.001 per right. The redemption price will be adjusted if we have a stock split or issue stock dividends on our common stock.

Exchanges.    After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our outstanding common stock, our board of directors may extinguish the rights by exchanging one share of our common stock or an equivalent security for each right, other than rights held by the acquiring person.

Anti-Dilution Provisions.    The purchase price for one one-thousandth of a share of our preferred stock, the number of shares of our preferred stock issuable upon the exercise of a right and the number of our outstanding rights may be subject to adjustment in order to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of our preferred stock. No adjustments to the purchase price of our preferred stock will be required until the cumulative adjustments would amount to at least 1% of the purchase price. Amendments. The terms of our stockholder rights agreement may be amended by our board of directors without the consent of the holders of our common stock. After the rights separate from our common stock and become exercisable, the board of directors may not amend the agreement in a way that adversely affects the interests of the holders of the rights.

Restrictions on Payment of Dividends

Delaware corporate law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.

Transfer Agent and Registrar; Rights Agent

The transfer agent and registrar for our common stock, and rights agent for our stockholder rights agreement, is Computershare Trust Company, N.A.

NYSE Listing

Shares of our common stock are listed on the NYSE and trade under the symbol “FOR”.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the notes and the shares of common stock into which the notes may be converted. This discussion applies only to a holder of notes that acquires the notes pursuant to this offering at the initial offering price. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law, including, but not limited to, financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities, expatriates, persons deemed to sell the notes or common stock under the constructive sale provisions of the Code and persons that hold the notes or common stock as part of a straddle, hedge, conversion transaction or other integrated investment. This summary assumes that investors will hold our notes or common stock as “capital assets” (generally, property held for investment) under the Code. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

Furthermore, this discussion does not address any alternative minimum tax or U.S. federal estate or gift tax consequences or any state, local or non-U.S. tax consequences. Prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax consequences of the ownership and disposition of the notes or common stock.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of a note or common stock that is, for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the U.S., (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the U.S., any of the States or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) if a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of such trust, or (B) that has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes. A beneficial owner of a note or common stock that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder”. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns notes or common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the notes or common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

If you are considering the purchase of notes, you should consult your tax advisor concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following is a summary of U.S. federal income tax considerations of the ownership and disposition of the notes and the shares of common stock into which the notes may be converted by a U.S. Holder. U.S. federal income tax considerations to Non-U.S. Holders are described under “—Non-U.S. Holders” below.

Payments of Interest on the Notes

A U.S. Holder generally will be required to recognize interest as ordinary income at the time it is paid or accrued on the notes in accordance with its regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Except as provided below under “—U.S. Holders—Conversion of the Notes”, upon the sale, exchange, redemption or other taxable disposition of a note, including an exchange with a designated financial institution in lieu of conversion, as described in “Description of Notes—Exchange in Lieu of Conversion”, you generally will recognize capital gain or loss in an amount equal to the difference between (1) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which, to the extent not previously included in income, generally will be taxable as ordinary income) and (2) your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the cost of the note. Such capital gain or loss will be long-term capital gain or loss if, at the time of such disposition, you have held the note for more than one year. The deductibility of capital losses is subject to limitations.

Conversion of the Notes

If we elect to settle a conversion solely in shares of our common stock, a U.S. Holder will not recognize any gain or loss upon a conversion (excluding an exchange with a designated financial institution in lieu of conversion, as described in “Description of Notes—Exchange in Lieu of Conversion”, which would be taxable as described above), except with respect to cash received in lieu of a fractional share or any shares received in respect of accrued interest. A U.S. Holder’s tax basis in the common stock received upon a conversion (including any basis allocable to any fractional share deemed received, but excluding any shares of common stock attributable to accrued interest, the tax basis of which would equal their fair market value) will be the same as the holder’s adjusted tax basis in the notes converted. Subject to the discussion below regarding accrued interest, a U.S. Holder’s holding period for such common stock will include the holding period for the notes that were converted.

The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share generally will be equal to the difference between the amount of cash a U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder’s adjusted tax basis in the common stock received in the conversion (as described above) that is properly allocable to the fractional share. A U.S. Holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

If we elect to settle a conversion through the delivery of a combination of cash and shares of common stock (excluding an exchange with a designated financial institution in lieu of conversion, as described in “Description of Notes—Exchange in Lieu of Conversion”, which would be taxable as described above), the conversion should be treated as a recapitalization. A U.S. Holder generally should not recognize any loss upon the conversion but should recognize any gain on the conversion in an amount equal to the lesser of (i) the gain realized (which is equal to the excess of the sum of the fair market value of the common stock and cash received, other than amounts attributable to accrued interest, over the U.S. Holder’s adjusted basis in the note) and (ii) the amount of cash received (other than cash attributable to a fractional share or accrued interest). In addition, a U.S. Holder will recognize gain or loss on the receipt of cash in lieu of a fractional share generally in an amount equal to the difference between the amount of cash a U.S. Holder would receive in respect of the fractional share and the portion of the U.S. Holder’s adjusted tax basis in the common stock received in the conversion that is properly allocable to the fractional share. Any gain recognized on conversion generally should be capital gain and should be long-term capital gain if, at the time of the conversion, the note has been held for more than one year. The U.S. Holder’s adjusted tax basis in the common stock received in such a conversion (including any fractional share deemed to be received by the holder but excluding any common stock attributable to accrued interest) should be the same as the U.S. Holder’s adjusted tax basis in the notes converted, increased by the amount of any gain recognized (other than with respect to a fractional share) and decreased by the amount of cash received (other than cash received in lieu of a fractional share or attributable to accrued interest). The U.S. Holder’s holding period for such common stock (other than common stock attributable to accrued interest) should include the U.S. Holder’s holding period for the notes that were converted.

Any cash and the value of any portion of our common stock that is attributable to accrued interest on the notes not previously recognized in income would be taxed as ordinary interest income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued interest would begin the day after the shares are received.

If we elect to settle a conversion solely in cash, a U.S. Holder will generally be treated as having disposed of the notes converted and will recognize gain or loss on such disposition as described above under “—U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes”.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Under section 305(c) of the Code, an adjustment (or the failure to make an adjustment) that has the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. Holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes generally will not be deemed to result in a distribution to a U.S. Holder. Certain of the possible conversion rate adjustments provided in the notes (including adjustments in respect of taxable dividends to holders of the common stock) will not qualify as being pursuant to such a bona fide reasonable adjustment formula. If such adjustments occur, a U.S. Holder will be deemed to have received a distribution even though the U.S. Holder has not received any cash or property as a result of such adjustments. Any deemed distribution will be taxable as a dividend, return of capital or capital gain in accordance with the rules described in the following paragraph. It is not clear whether a constructive dividend deemed paid to a non-corporate U.S. Holder would be eligible for the special reduced rate of U.S. federal income tax generally applicable to certain dividends. It is also unclear whether corporate U.S. Holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends. Holders are urged to consult their tax advisors concerning the tax treatment of such constructive dividends.

Distributions on Common Stock

If we make distributions on the common stock received upon conversion of a note, the distributions generally will be treated as dividends to a U.S. Holder of the common stock to the extent we have current and accumulated earnings and profits as determined under U.S. federal income tax principles at the end of the tax year of the distribution. To the extent the distributions exceed the current and accumulated earning and profits, the excess will be treated first as a return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common stock which is not subject to tax, and thereafter as gain from the sale or exchange of that stock.

Sale, Exchange, Redemption or Other Taxable Disposition of Common Stock

Upon the sale, exchange, redemption treated as a sale or exchange or other taxable disposition of the common stock received upon conversion of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such disposition and (ii) the U.S. Holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term if the U.S. Holder’s holding period in the common stock is more than one year at the time of such disposition. The utilization of capital losses is subject to limitations.

Non-U.S. Holders

The following is a summary of U.S. federal income tax considerations of the ownership and disposition of the notes and the shares of common stock into which the notes may be converted that will apply to you if you are a Non-U.S. Holder of the notes and you are not engaged in a U.S. trade or business. For a discussion of certain U.S. federal income tax considerations for Non-U.S. Holders that are engaged in a U.S. trade or business, please see the discussion set forth under the heading “—Non-U.S. holders—Income Effectively Connected with a U.S. Trade or Business” below.

Payments of Interest on the Notes

The U.S. generally imposes a 30% U.S. federal withholding tax on payments of interest to Non-U.S. Holders. A Non-U.S. Holder will not be subject to the 30% U.S. federal withholding tax with respect to payments of interest on the notes, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”; and

•

you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (on a properly executed IRS Form W-8BEN), or you hold your notes through certain foreign intermediaries and you and the foreign intermediaries satisfy the certification requirements of applicable Treasury Regulations.

If you cannot satisfy the requirements described above, you will be subject to the 30% U.S. federal withholding tax with respect to payments of interest on the notes, unless you provide us (or other applicable withholding agent) with a properly executed IRS Form W-8BEN or other applicable form claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes or Common Stock

Any gain realized on the sale, exchange, redemption (in the case of common stock, a redemption treated as a sale or exchange rather than a distribution taxable as a dividend), or other disposition of a note (including an exchange with a designated financial institution in lieu of conversion, as described in “Description of Notes—Exchange in Lieu of Conversion”), or common stock generally will not be subject to U.S. federal income tax (except with respect to accrued and unpaid interest on a note, which would be taxed as described under “—Non- U.S. Holders—Payments of Interest on the Notes” above) unless

•

such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States,

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, or

•

we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes within the meaning of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) during the shorter of your holding period or the 5-year period ending on the date of disposition of the note or common stock, as the case may be.

A Non-U.S. Holder described in the first bullet point immediately above will generally be subject to tax as described under the heading “—Non-U.S. Holders—Income Effectively Connected with a U.S. Trade or Business” below. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the individual is not considered a resident of the United States.

With respect to the third bullet point immediately above, because we own significant real estate, we believe we are and likely will continue to be a USRPHC. Even if we are a USRPHC during the specified testing period, if our common stock is, or, to the extent the test applies to a disposition of our notes, both our common stock and our notes are, “regularly traded” (as defined by Treasury Department regulations) on an established securities market, a Non-U.S. Holder’s disposition of our common stock or notes will not be subject to tax under FIRPTA, provided that the Non-U.S. Holder has not held (actually or constructively) more than 5% of such class of common stock or notes, as the case may be, at all times during the specified testing period. In addition, in the case of a disposition of our notes by a Non-U.S. Holder, if (i) our common stock is regularly traded on an established securities market, (ii) our notes are not regularly traded on an established securities market and (iii) on the date that a Non-U.S. Holder acquires our notes, and on any date on which such Non-U.S. Holder makes subsequent acquisitions of notes, the aggregated fair market value of notes held (actually or constructively) by such Non-U.S. Holder does not exceed 5% of the total value of our common stock, then such Non-U.S. Holder’s disposition of our notes generally will not be subject to tax under FIRPTA. Based on the definitions in the Treasury Regulations and the characteristics of the class of notes, we do not expect the notes to be treated as regularly traded on an established securities market, although it is not possible to give complete assurance in this regard.

If the disposition of our notes or common stock were subject to taxation under FIRPTA, a Non-U.S. Holder would be required to file a U.S. federal income tax return and generally would be subject to the same treatment as a U.S. Holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. In addition, a transferee of notes or common stock could be required to withhold 10% of the proceeds paid to a Non-U.S. Holder for the notes or common stock and remit such amount to the IRS.

Non-U.S. Holders should consult any applicable income tax treaties that may provide for different rules. In addition, Non-U.S. Holders are urged to consult their tax advisors regarding the tax consequences of the acquisition, ownership and disposition of the notes or common stock.

Conversion of the Notes

Any gain recognized by a Non-U.S. Holder upon a conversion of the Notes as determined in the same manner as described above under “—U.S. Holders—Conversion of the Notes” (including gain recognized, as determined in the same manner as described above under “—U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes”, on an exchange with a designated financial institution in lieu of conversion, as described in “Description of Notes—Exchange in Lieu of Conversion”) will be subject to U.S. federal income tax if either of the conditions in the first two bullet points above under “—Non-U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes or Common Stock” are satisfied.

If we elect to settle a conversion solely in shares of our common stock, a Non-U.S. Holder will be subject to U.S. federal income tax upon a conversion of a note into common stock to the extent of gain recognized on cash received in lieu of a fractional share if we are a USRPHC during the specified testing period and the Non-U.S. Holder has exceeded the FIRPTA ownership threshold described above with respect to the notes.

If we elect to settle a conversion through the delivery of a combination of cash and shares of our common stock, gain recognized by a Non-U.S. Holder will be determined in the same manner as described above under “—U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes” and will be subject to U.S. federal income tax if we are a USRPHC during the specified testing period and a Non-U.S. Holder has exceeded the FIRPTA ownership threshold described above with respect to the notes, unless the notes are converted into shares of our common stock which, immediately following the conversion, would be subject to U.S. taxation upon their disposition (i.e., would exceed the FIRPTA ownership threshold described above), and the Non-U.S. Holder complies with certain filing requirements, in which case any gain recognized as determined in the same manner as described above under in the third paragraph of “—U.S. Holders—Conversion of the Notes” would be subject to U.S. federal income tax.

If we elect to settle a conversion solely in cash or through an exchange with a designated financial institution in lieu of conversion, as described in “Description of Notes—Exchange in Lieu of Conversion”, a Non-U.S. Holder will be subject to U.S. federal income tax on any gain as determined in the same manner as described above under “—U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes” if we are a USRPHC during the specified testing period and a Non-U.S. Holder has exceeded the FIRPTA ownership threshold described above with respect to the notes.

Any cash and the value of any portion of our common stock that is attributable to accrued interest on the notes not previously recognized in income would be taxed as ordinary interest income.

If we are a USRPHC during the specified testing period, we may be required to withhold 10% of the cash and common stock to be delivered to a Non-U.S. Holder upon conversion of the notes and remit such amount to the IRS unless the Non-U.S. Holder certifies that it has not exceeded the applicable ownership thresholds with respect to the notes.

Non-U.S. Holders are urged to consult their tax advisors regarding the tax consequences of conversions of the notes.

Actual or Constructive Distributions

In general, any distribution treated as a dividend received by the Non-U.S. Holder with respect to our common stock, as described above under “—U.S. Holders—Distributions on Common Stock”, or any constructive distribution received by a Non-U.S. Holder with respect to the notes resulting from certain adjustments, or the failure to make certain adjustments, to the conversion rate of the notes (see “—U.S. Holders—Constructive Distributions” above), will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable U.S. income tax treaty. Because a constructive dividend deemed received by a Non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, in such event, we or others would satisfy any such withholding by reducing payments of cash, payments of interest payable on the notes, or proceeds from a sale subsequently paid or credited to a Non-U.S. Holder.

In addition, if we are a USRPHC and any distribution on our common stock exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the preceding paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, with the excess portion of the distribution possibly being subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed above under “—Non-U.S. Holders—Sale, Exchange, Redemption or Other Taxable Dispositions of Notes or Common Stock”).

To claim the benefit of a U.S. income tax treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN for treaty benefits prior to the payment of any amount described above from which we would satisfy our withholding obligation. A Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Income Effectively Connected with a U.S. Trade or Business

If a Non-U.S. Holder of notes or shares of our common stock is engaged in a trade or business in the United States, and if interest on the notes, distributions on our common stock, or gain realized on the conversion, sale, exchange, retirement or other disposition of the notes or common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be subject to regular U.S. federal income tax on such income or gain in the same manner as if the Non-U.S. Holder were a U.S. person unless such Non-U.S. Holder is eligible for treaty benefits. If the Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Interest, dividends and gains that are effectively connected with a United States trade or business (and, if an income tax treaty applies, attributable to a permanent establishment or fixed base), and therefore are included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a properly executed IRS Form W-8ECI. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding and Information Reporting

A Non-U.S. Holder generally will be required to comply with certain certification procedures to establish that such holder is not a U.S. person in order to avoid backup withholding with respect to payments of principal, interest or dividends or the proceeds of a disposition of the notes or common stock. In addition, we (or the applicable withholding agent) are required to annually report to the IRS and each Non-U.S. Holder the amount of any interest or dividends paid to such Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of the information returns reporting such interest payments and the amount withheld may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided that certain required information is provided timely to the IRS.

Foreign Account Tax Compliance Act

Pursuant to recent legislation known as the Foreign Account Tax Compliance Act (“FATCA”), after December 31, 2013, withholding at a rate of 30% will be required on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale or other disposition of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners.” The FATCA withholding requirements will not apply to interest paid on, or gross proceeds from the sale or other disposition of, the notes provided the notes do not undergo a “significant modification”, as defined in applicable Treasury Regulations, after December 31, 2013. Holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes (and the acquisition of shares of our common stock upon conversion of the notes) by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan, any authority or control over the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes (and the acquisition of shares of our common stock upon conversion of the notes) with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest”, within the meaning of Section 3(14) of ERISA, or “disqualified persons”, within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes (or the acquisition of shares of our common stock upon conversion of the notes) by an ERISA Plan with respect to which we are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply, depending upon the identity of the Plan fiduciary making the decision to acquire or hold the notes (or acquire shares of our common stock upon conversion of the notes). These class exemptions include, without limitation, PTCE 84-14, as amended, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank-maintained collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held (nor should shares of our common stock be acquired upon conversion of the notes) by any person investing the assets of any Plan unless such purchase and holding and/or acquisition will not constitute or result in a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

By acceptance of a note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes and the acquisition of shares of our common stock by such purchaser or transferee upon conversion of the notes will not constitute or result in (a) a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or (b) a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the notes and/or the acquisition of shares of our common stock upon conversion of the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

The Company and the underwriters named below have entered into an underwriting agreement with respect to the notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase notes in the principal amounts indicated in the following table. Goldman, Sachs & Co. is the representative of the Underwriters.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$77,000,000
KeyBanc Capital Markets Inc.	$11,451,000
JMP Securities LLC	$8,250,000
Capital One Southcoast, Inc.	$4,488,000
J.P. Morgan Securities LLC	$4,488,000
UBS Securities LLC	$4,323,000
Total	$110,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken, other than the notes covered by the underwriters’ option to purchase additional notes described below unless and until this option is exercised.

If the underwriters sell more notes than the total principal amount set forth in the table above, the underwriters have an option to buy up to an additional $15,000,000 in aggregate principal amount of the notes from us. They may exercise that option for 30 days. If any notes are purchased pursuant to this option, the underwriters will severally purchase the notes in approximately the same proportion as set forth in the table above.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before estimated offering expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional notes.

	Per Note	No Exercise	Full Exercise
Public offering price	100%	$110,000,000	$125,000,000
Underwriting discounts and commissions	3.0%	$3,300,000	$3,750,000
Proceeds, before expenses, to us	97.0%	$106,700,000	$121,250,000

The Company and each of its directors and executive officers have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of any shares of common stock, any securities substantially similar to the notes or the common stock or any securities convertible, exchangeable or exercisable for common stock or substantially similar securities, during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, without the prior written consent of Goldman, Sachs & Co.; provided that the directors and executive officers may collectively sell up to an aggregate of 185,000 shares of common stock after the date 30 days from the date of this prospectus supplement.

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to 1.8% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. We have been advised by the representative of the underwriters that certain underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with this offering, the underwriters may purchase and sell notes and shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because Goldman, Sachs & Co. has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes or our common stock. As a result, the price of the notes and the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of notes may be made to the public in the Relevant Member State other than:

(i)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative of the several underwriters; or

(iii)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any of the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe to the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that, in connection with the distribution of the notes,

(i)	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000, or the FSMA, with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and

(ii)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of such notes in circumstances in which Section 21(1) of the FSMA does not apply to us.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The Company estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1.5 million.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities sales and trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various of these services to us and to persons and entities with relationships to us, for which they received or will receive customary fees and expenses. Affiliates of Goldman, Sachs & Co., Capital One Southcoast, Inc., J.P. Morgan Securities LLC and KeyBanc Capital Markets Inc. are lenders under the term loan and revolver portions of the Company’s senior secured credit facility and, accordingly, will receive a portion of the net proceeds from this offering through the repayment by us of amounts outstanding under our revolving line of credit under our senior secured credit facility. See “Use of Proceeds”. In addition, an affiliate of KeyBanc Capital Markets Inc. acted as the sole arranger and sole book runner under our senior secured credit facility.

A director of the Company is currently a senior advisor in the Investment Banking Division at Goldman, Sachs & Co. and another director of the Company serves on the board of directors of Goldman, Sachs & Co.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold, a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment, trading and securities activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Conflicts of Interest

An affiliate of each of KeyBanc Capital Markets Inc. and J.P. Morgan Securities LLC, each underwriters in this offering, is each expected to receive more than 5% of the net proceeds of this offering in connection with the repayment by us of amounts outstanding under our revolving line of credit under our senior secured credit facility. See “Use of Proceeds”. Thus, each of KeyBanc Capital Markets Inc. and J.P. Morgan Securities LLC, has a “conflict of interest” as defined in Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. As required by Rule 5121, each of KeyBanc Capital Markets Inc. and J.P. Morgan Securities LLC will not confirm sales to any account over which it exercises discretionary authority without the specific written approval of the accountholder.

LEGAL MATTERS

Certain legal matters in connection with the offering of the notes and the common stock issuable upon conversion of the notes will be passed upon for us by Skadden, Arps, Slate, Meagher and Flom LLP. Certain legal matters in connection with the offering of the notes and the common stock issuable upon conversion of the notes will be passed upon for the underwriters by Latham & Watkins LLP.

EXPERTS

The financial statements as of and for the years ended December 31, 2011, 2010 and 2009 and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2011, have been have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report incorporated therein.

The information included in this prospectus supplement regarding estimated quantities of reserves applicable to our oil and natural gas properties as of December 31, 2012, 2011, 2010 and 2009 were prepared or derived from estimates prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers, based on guidelines established by the SEC. These estimates applicable to our properties are included in this prospectus supplement in reliance on the authority of such firm as experts in these matters.

ANNEX A

FORESTAR GROUP INC.

(UNAUDITED)

BUSINESS SEGMENTS

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
BUSINESS SEGMENTS Revenues
Real estate	$48,431	$46,354	$120,115	$106,168
Mineral resources	17,167	6,800	44,220	24,584
Fiber resources	2,979	853	8,256	4,821

Total revenues	$68,577	$54,007	$172,591	$135,573

Segment earnings (loss)
Real estate(a)	$21,651	$(25,020)	$53,582	$(25,704)
Mineral resources	5,662	3,731	21,581	16,023
Fiber resources	2,274	103	5,056	1,893

Total segment earnings (loss)	29,587	(21,186)	80,219	(7,788)

Items not allocated to segments
General and administrative expense(b)	(5,694)	(4,286)	(25,176)	(20,110)
Share-based compensation expense	(3,438)	(6,668)	(14,929)	(7,067)
Gain on sale of assets	—	—	16	61,784
Interest expense	(3,714)	(4,079)	(19,363)	(17,012)
Other corporate non-operating income	33	291	191	368

Income (loss) before taxes	16,774	(35,928)	20,958	10,175
Income tax (expense) benefit	(6,742)	13,048	(8,016)	(3,021)

Net income (loss) attributable to Forestar Group Inc.	$10,032	$(22,880)	$12,942	$7,154

Net income (loss) per common share:
Basic	$0.28	$(0.65)	$0.37	$0.20
Diluted	$0.28	$(0.65)	$0.36	$0.20
Weighted average common shares outstanding (in millions):
Basic	35.2	35.2	35.2	35.4
Diluted	35.6	35.2	35.5	35.8

	As of December 31,
	2012	2011
	(In thousands)
Supplemental Financial Information
Borrowings under senior credit facility	$244,000	$130,000
Other debt(c)	50,063	91,587

Total debt	$294,063	$221,587

(a)	Real estate segment results include non-cash impairment charges of $44.5 million in the quarter ended December 31, 2011 and $45.2 million during the year ended December 31, 2011, principally related to entering into agreements to acquire 17 projects from CL Realty and TEMCO ventures.
(b)	General and administrative expenses for the year ended December 31, 2012 include approximately $6.3 million in costs associated with the acquisition of CREDO Petroleum Corporation. General and administrative expenses for the year ended December 31, 2011 include $3.2 million paid to outside advisors related to private debt offerings which were withdrawn due to the deterioration in terms available to us in the capital markets.
(c)	Consists principally of consolidated venture non-recourse debt.

FORESTAR GROUP INC.

MINERAL RESOURCES SEGMENT

PERFORMANCE METRICS

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
MINERAL RESOURCES
Leasing Activity from Owned Mineral Interests
Acres Leased	5,000	320	8,900	8,100
Average Bonus / Acre	$300	$60	$600	$280
Delay Rentals Received	$64,000	$512,900	$2,218,600	$992,200
Oil & Gas Production
Royalty Interests(a)
Gross Wells	542	530	542	530
Oil Production (Barrels)	52,700	44,400	230,100	142,100
Average Oil Price ($ / Barrel)	$80.98	$101.53	$86.66	$96.24
Natural Gas Production (MMcf)	468.4	357.6	1,703.9	1,594.6
Average Natural Gas Price ($ / Mcf)	$2.56	$3.91	$2.57	$3.94
BOE Production(b)	130,800	104,000	514,100	407,900
Average Price ($ / BOE)	$41.81	$56.78	$47.32	$48.94
Working Interests
Gross Wells	403	8	403	8
Oil Production (Barrels)	118,800	5,300	141,200	9,800
Average Oil Price ($ / Barrel)	$80.08	$107.72	$82.54	$105.48
Natural Gas Production (MMcf)	221.5	15.9	285.1	27.3
Average Natural Gas Price ($ / Mcf)	$3.59	$4.53	$3.49	$4.65
BOE Production(b)	155,700	8,000	188,700	14,300
Average Price ($ / BOE)	$66.20	$80.92	$67.03	$80.89
Total Oil & Gas Interests
Gross Wells(c)(e)	936	530	936	530
Oil Production (Barrels)	171,500	49,700	371,300	151,900
Average Oil Price ($ / Barrel)	$80.36	$102.19	$85.09	$96.84
Natural Gas Production (MMcf)	689.9	373.6	1,989.0	1,622.0
Average Natural Gas Price ($ / Mcf)	$2.89	$3.93	$2.71	$3.95
BOE Production(b)	286,500	112,000	702,800	422,200
Average Price ($ / BOE)	$55.07	$58.50	$52.61	$50.02
Well Activity
Mineral Interests Owned(d)
Net Acres Held By Production	39,000	32,000	39,000	32,000
Gross Wells Drilled	—	20	13	36
Productive Gross Wells	542	530	542	530
Mineral Interests Leased
Net Acres Held By Production	37,000	—	37,000	—
Gross Wells Drilled	16	—	16	—
Productive Gross Wells	394	—	394	—
Total Well Activity
Net Acres Held By Production	76,000	32,000	76,000	32,000
Gross Wells Drilled	16	20	29	36
Productive Gross Wells(e)	936	530	936	530

(a)	Includes our share of venture activity in which we own a 50% interest. Our share of natural gas production was 74 million cubic feet (“MMcf”) and 321 MMcf as of the quarter and year ended December 31, 2012 and 95 MMcf and 493 MMcf as of the quarter and year ended December 31, 2011.
(b)	BOE—Barrels of oil equivalent (converting natural gas to oil at 6 Mcfe / Bbl).
(c)	Excludes 9 working interest wells for the quarter and year ended December 31, 2012 and 8 working interest wells for the quarter and year ended December 31, 2011 as we also own a royalty interest in these wells.
(d)	Wells operated by third-party lessees/operators. Represent wells in which we own a royalty or working interest in a producing well.
(e)	Excludes 1,181 wells in which Credo has an overriding royalty interest.

FORESTAR GROUP INC.

REAL ESTATE SEGMENT

PERFORMANCE METRICS

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
REAL ESTATE
Owned, Consolidated & Equity Method Ventures:
Residential Lots Sold	384	309	1,365	1,117
Revenue per Lot Sold	$58,100	$43,300	$52,000	$47,400
Commercial Acres Sold	40	2	95	26
Revenue per Commercial Acre Sold	$208,300	$547,200	$130,800	$193,700
Undeveloped Acres Sold	7,370	13,200	9,330	17,150
Revenue per Acre Sold	$1,900	$2,300	$2,100	$2,400
Owned & Consolidated Ventures:
Residential Lots Sold	251	109	926	567
Revenue per Lot Sold	$57,600	$62,700	$52,000	$56,700
Commercial Acres Sold	28	—	83	4
Revenue per Commercial Acre Sold	$194,500	—	$114,800	$185,300
Undeveloped Acres Sold	7,370	13,200	9,195	17,130
Revenue per Acre Sold	$1,900	$2,300	$2,000	$2,400
Ventures Accounted For Using the Equity Method:
Residential Lots Sold	133	200	439	550
Revenue per Lot Sold	$58,900	$32,700	$52,100	$37,700
Commercial Acres Sold	12	2	12	22
Revenue per Commercial Acre Sold	$239,800	$547,200	$239,800	$195,200
Undeveloped Acres Sold	—	—	135	20
Revenue per Acre Sold	—	—	$2,600	$3,000

FORESTAR GROUP INC.

FIBER RESOURCES SEGMENT

PERFORMANCE METRICS

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
FIBER RESOURCES
Fiber Sales
Pulpwood Tons Sold	105,000	44,100	370,200	266,200
Average Pulpwood Price / Ton	$10.65	$9.31	$9.83	$8.69
Sawtimber Tons Sold	57,000	5,600	123,700	56,800
Average Sawtimber Price / Ton	$23.98	$22.17	$21.77	$16.13
Total Tons Sold	162,000	49,700	493,900	323,000
Average Price / Ton	$15.34	$10.76	$12.82	$10.00

Recreational Activity
Average Acres Leased	128,200	139,300	129,800	174,500
Average Lease Rate / Acre	$8.36	$8.83	$8.73	$8.80

FOURTH QUARTER 2012

MINERAL RESOURCES PIPELINE

MINERAL INTERESTS OWNED1

Forestar’s mineral resources segment includes approximately 590,000 owned net mineral acres principally located in Texas, Louisiana, Georgia and Alabama.

State	Available for Lease	Leased	Held by Production	Total [2]
Texas	213,000	12,000	27,000	252,000
Louisiana	115,000	17,000	12,000	144,000
Georgia	152,000	—	—	152,000
Alabama	40,000	—	—	40,000
California	1,000	—	—	1,000
Indiana	1,000	—	—	1,000

Total	522,000	29,000	39,000	590,000

[1]	Represents net acres and includes ventures.
[2]	Excludes 477 net mineral acres located in Colorado, which includes 379 leased acres and 29 acres held by production.

MINERAL INTERESTS LEASED1

Forestar’s mineral resources segment includes approximately 162,000 net mineral acres of leasehold and overriding royalty interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas predominantly as result of our acquisition of Credo.

State	Undeveloped	Held by Production	Total [2]
Nebraska	77,000	2,000	79,000
Kansas	40,000	3,000	43,000
Oklahoma	—	17,000	17,000
North Dakota	4,000	2,000	6,000
Texas	1,000	2,000	3,000
Other[2]	3,000	11,000	14,000

Total	125,000	37,000	162,000

[1]	Represents net acres.
[2]	Includes approximately 8,400 net acres of overriding royalty interests.

PROSPECTUS

FORESTAR GROUP INC.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

GUARANTEES OF DEBT SECURITIES

WARRANTS

We may offer and sell, from time to time in one or more offerings, any combination of the securities described in this prospectus having an aggregate initial offering price not exceeding $250,000,000 on terms to be determined at the time of offering. The following are types of securities we may offer and sell:

•	shares of our common stock;

•	shares of our preferred stock;

•	debt securities, which may be senior debt securities or subordinated debt securities and may be convertible or non-convertible, as well as secured or unsecured;

•	guarantees of debt securities by one of our subsidiaries; and

•	warrants to purchase debt or equity securities.

Preferred stock purchase rights may be attached to shares of our common stock. This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and the accompanying prospectus supplement in their entirety before you make your investment decision.

We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “FOR.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves a high degree of risk. See the sections entitled “Risk Factors” beginning on page 1 of this prospectus and in any applicable prospectus supplement and any risk factors set forth in our filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference into this prospectus before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

March 5, 2012

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings, up to a maximum aggregate offering price of $250,000,000.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities described in the prospectus we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. Information filed with the SEC subsequent to the date of this prospectus and prior to the termination of the particular offering referred to in the prospectus supplement will automatically be deemed to update and supersede inconsistent information contained in this prospectus. You should read in their entirety both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the section entitled “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus, any accompanying prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since then.

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our” and “Forestar” mean Forestar Group Inc. and its consolidated subsidiaries.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and other materials we have filed or may file with the SEC contain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “likely,” “intend,” “may,” “plan,” “expect,” and similar expressions, including references to assumptions. These statements reflect our current views with respect to future events and are subject to risks and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to:

•	general economic, market or business conditions in Texas or Georgia, where our real estate activities are concentrated;

•	the opportunities (or lack thereof) that may be presented to us and that we may pursue;

•	significant customer concentration;

•	future residential, multifamily or commercial entitlements, development approvals and the ability to obtain such approvals;

•

accuracy of estimates and other assumptions related to investment in real estate, the expected timing and pricing of land and lot sales and related cost of real estate sales, impairment of long-lived assets, income taxes, share-based compensation and oil and natural gas reserves;

•	the levels of resale housing inventory and potential impact of foreclosures in our mixed-use development projects and the regions in which they are located;

•	the development of relationships with strategic partners;

•	fluctuations in costs and expenses;

•	demand for new housing, which can be affected by a number of factors including the availability of mortgage credit;

•	supply of and demand for oil and natural gas and fluctuations in oil and natural gas prices;

•	competitive actions by other companies;

•	changes in governmental policies, laws or regulations and actions or restrictions of regulatory agencies;

•	government regulation of exploration and production technology, including hydraulic fracturing;

•	the results of financing efforts, including our ability to obtain financing with favorable terms;

•	our partners’ ability to fund their capital commitments and otherwise fulfill their operating and financial obligations;

•	the effect of limitations, restrictions and natural events on our ability to harvest and deliver timber;

•

water withdrawal or usage may be subject to state and local laws, regulations or permit requirements, and there is no assurance that all our water interests or rights will be available for withdrawal or use; and

•	the final resolutions or outcomes with respect to our contingent and other liabilities related to our business.

Other factors, including those described in the section entitled “Risk Factors” and elsewhere in this prospectus, our reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act, or any prospectus supplement may also cause actual results to differ materially from those projected by our forward-looking statements. New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

iii

SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before purchasing our securities. You should read in their entirety this prospectus, any accompanying prospectus supplement and any other offering materials, together with the additional information described under the section entitled “Where You Can Find More Information.”

Our Company

We are a real estate and natural resources company. As of September 30, 2011, we owned directly or through ventures over 159,000 acres of real estate located in nine states and 12 markets and about 602,000 net acres of mineral interests. As of September 30, 2011, we had over 143,000 acres of timber on our real estate and about 17,000 acres of timber under lease. We generated revenues of approximately $101 million and $82 million and net income of approximately $5 million and $30 million in the year ended December 31, 2010 and the nine months ended September 30, 2011, respectively.

Our principal executive offices are located at 6300 Bee Cave Road, Building Two, Suite 500, Austin, Texas 78746-5149. Our telephone number is (512) 433-5200. Our website address is www.forestargroup.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the specific risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “2010 Annual Report”) and our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2011 and September 30, 2011, which are incorporated by reference into this prospectus, the risk factors described under the section entitled “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before making an investment decision. If any of the foregoing risks actually materializes, our business, financial condition, results of operations and prospects could be materially adversely affected. As a result, the value of our securities could decline and you could lose part or all of your investment. The foregoing risks are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially affect our business, financial condition, results of operations and prospects. See the section entitled “Where You Can Find More Information.”

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities as set forth in the applicable prospectus supplement relating to such offered securities. We will have significant discretion in how to use the net proceeds, which may include working capital and general corporate purposes as well as significant strategic transactions.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our consolidated ratio of earnings to fixed charges. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. Earnings consist of income (loss) from continuing operations before income taxes and income (loss) from unconsolidated joint ventures, plus amortization of interest capitalized, distributions from unconsolidated joint ventures and fixed charges, minus interest capitalized. Fixed charges consist of interest expensed, interest capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and the portion of rental expense which we believe is representative of the interest factor in those rentals. The following table should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the 2010 Annual Report and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, which are incorporated by reference into this prospectus.

	Nine Months Ended September 30,	Year Ended December 31,
	2011	2010	2009	2008	2007	2006
Ratio of Earnings to Fixed Charges	4.7	1.3	5.7	1.4	3.7	10.4

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of the material terms of our capital stock. This summary is not meant to be a complete description of our capital stock, and we urge you to read the full text of our amended and restated certificate of incorporation, our amended and restated bylaws, and our stockholder rights agreement, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capital Stock

Our authorized capital stock consists of 200 million shares of common stock, par value $1.00 per share, and 25 million shares of preferred stock, par value $0.01 per share.

Common Stock

Shares Outstanding. There were approximately 34.7 million shares of our common stock issued and outstanding, excluding treasury shares, as of February 16, 2012. All outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of our common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Dividends. Subject to prior dividend rights of the holders of any preferred shares, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors (the “Board”) out of funds legally available for that purpose.

Voting Rights. Each outstanding share of our common stock are entitled to one vote per share on each matter to be voted on by the holders of our common stock. The holders of our common stock are not entitled to cumulative voting of their shares in elections of directors.

Other Rights. In the event of any liquidation, dissolution, or winding up of our company, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of our common stock are not entitled to pre-emptive rights.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our Board, without the approval of our stockholders, to issue shares of our preferred stock and to fix by resolution the designations, preferences, and relative, participating, optional, or other special rights, and such qualifications, limitations, or restrictions on such shares, including, without limitation, redemption rights, dividend rights, liquidation preferences, and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by our Board to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest, or otherwise by making such attempts more difficult or more costly. Our Board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and our Board has no present intention to issue any shares of preferred stock, other than pursuant to the stockholder rights agreement discussed below. Currently, 200,000 shares of our junior participating cumulative preferred stock are reserved for issuance upon exercise of our preferred stock purchase rights. See the section entitled “— Stockholder Rights Agreement.”

Anti-takeover Effects of Our Stockholder Rights Agreement, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Delaware Law

Our stockholder rights agreement and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law could make the following more difficult:

•	acquisition of us by means of a tender offer or merger;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

Our stockholder rights agreement, which is summarized below, and certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. The provisions summarized below are designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging those proposals because negotiation with such proponent could result in an improvement of their terms.

Election and Removal of Directors

Our amended and restated certificate of incorporation provides that our Board is divided into three classes. At each of our annual meetings of stockholders, the successors of the class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by our stockholders. In addition, a director may only be removed from office for cause by the affirmative vote of holders of a majority of shares of common stock entitled to vote in the election of directors. This system of electing and removing directors may discourage a third party from waging a proxy contest or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

Size of Board and Vacancies

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our Board fix the exact number of directors to comprise our Board. Newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our Board then in office and any vacancies in our Board resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of our remaining directors in office, even if less than a quorum is present, except that any vacancy caused by the removal of a director for cause by a majority vote of our stockholders may be filled by a majority vote of our stockholders.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws expressly eliminate the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

Stockholder Meetings

Under our amended and restated certificate of incorporation and amended and restated bylaws, special meetings of our stockholders may only be called by the chairman of our Board or pursuant to a written request by a majority of our entire Board.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated bylaws have advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before a meeting of the stockholders. The business to be conducted at an annual meeting is limited to business properly brought before the annual meeting by or at the direction of our Board or a duly authorized committee thereof or by a stockholder of record who has given timely written notice to our secretary of that stockholder’s intention to bring such business before the meeting.

Our amended and restated bylaws govern stockholder nominations of candidates for election as directors except with respect to the rights of holders of our preferred stock. Under our amended and restated bylaws, nominations of persons for election to our Board may be made at an annual meeting by a stockholder of record on the date of giving notice to our secretary and as of the record date for the determination of stockholders entitled to vote at the meeting, if the stockholder submits a timely notice of nomination. A notice of a stockholder nomination will be timely only if it is delivered to us at our principal executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the day on which such notice of the meeting date was mailed or public disclosure of the meeting date was made, whichever occurs first.

The notice of a stockholder nomination must contain specified information, including, without limitation:

•	the name, age, business and, if known, residence addresses of each nominee;

•	the principal occupation or employment of such nominee;

•	the number of shares of our common stock beneficially owned by each such nominee and the nominating stockholder;

•	any derivative instrument directly or indirectly owned beneficially by such stockholder, or any short interest in any security of the company;

•	the consent of each nominee to serve as a director if so elected; and

•	any other information concerning the nominee that would be required to be included in a proxy statement or other filings pursuant to the proxy rules of the SEC.

Our amended and restated bylaws govern the notification process of all other stockholder proposals to be brought before an annual meeting. Under our amended and restated bylaws, notice of a stockholder proposal will be timely only if it is delivered to us at our principal executive offices not less than 75 days nor more than 100 days prior to the anniversary of the date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the day on which such notice of the meeting date was mailed or public disclosure of the meeting date was made, whichever occurs first. The notice of a stockholder proposal must contain specified information as described in our amended and restated bylaws.

If the chairman of the meeting determines that the stockholder nomination or proposal was not properly brought before the meeting in accordance with the provisions of our amended and restated bylaws, that person will not be eligible for election as a director or that business will not be conducted at the meeting, as the case may be.

The advance notice provisions may preclude a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed. Additionally, the advance notice provisions may deter a third party from conducting a solicitation to elect its own slate of directors or approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Delaware Anti-takeover Law

We are governed by Section 203 of the General Corporation Law of the State of Delaware, or the DGCL.

Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock that is not owned by the interested stockholder.

The stockholders cannot authorize the business combination by written consent.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests. In general, Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of our common stock.

Amendment of Amended and Restated Bylaws

Our amended and restated bylaws and amended and restated certificate of incorporation provide that the bylaws may only be amended by the vote of a majority of our Board or by the affirmative vote of at least 80% of the voting power of the outstanding stock entitled to vote generally in the election of our Board.

Amendment of the Amended and Restated Certificate of Incorporation.

Our amended and restated certificate of incorporation provides that the provisions relating to:

•	the size, classification, election, removal, nomination and filling of vacancies with respect to our Board;

•	stockholder action by written consent and ability to call special meetings; and

•	any provision relating to the amendment of any of these provisions;

may only be amended by the affirmative vote of at least 80% of the voting power of the outstanding stock entitled to vote generally in the election of our Board. As provided by Delaware law, any other provision of our amended and restated certificate of incorporation may only be amended by the vote of a majority of the voting power of the outstanding stock entitled to vote generally in the election of our Board.

No Cumulative Voting

Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization in our amended and restated certificate of incorporation of undesignated preferred stock makes it possible for our Board to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The provision in our amended and restated certificate of incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Stockholder Rights Agreement

Pursuant to the stockholder rights agreement, one preferred stock purchase right will be issued for each outstanding share of our common stock. Each right issued will be subject to the terms of the stockholder rights agreement and our Board has authorized such issuance. Our Board believes that the stockholder rights agreement protects our stockholders from coercive or otherwise unfair takeover tactics. In general terms, our stockholder rights agreement works by imposing a significant penalty upon any person or group that acquires 20% or more of our outstanding common stock, without the approval of our Board.

The Rights. Our rights will initially trade with, and will be inseparable from, our common stock. Our rights will not be represented by certificates. New rights will accompany any new shares of common stock we issue after the date the separation is completed until the date on which the rights are separated from our common stock and exercisable as described below.

Exercise Price. Each right will allow its holder to purchase from us one one-thousandth of a share of our junior participating cumulative preferred stock for $100, once the rights become separated from our common stock and exercisable. Prior to its exercise, a right does not give its holder any dividend, voting or liquidation rights.

Exercisability. Each right will not be separated from our common stock and exercisable until:

•	ten business days after the public announcement that a person or group has become an “acquiring person” by acquiring beneficial ownership of 20% or more of our outstanding common stock or, if earlier,

•

ten business days (or a later date determined by our Board before the rights are separated from our common stock) after a person or group begins or publicly announces an intention to begin a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person.

Until the date the rights become exercisable, book-entry ownership of our common stock will evidence the rights, and any transfer of shares of our common stock will constitute a transfer of the rights associated with the shares of common stock. After the date the rights separate from our common stock, our rights will be evidenced by book-entry credits. Any of our rights held by an acquiring person will be void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person.

•

Flip In. If a person or group becomes an acquiring person, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of our common stock with a market value of twice the then applicable exercise price, based on the market price of our common stock prior to such acquisition.

•

Flip Over. If we are acquired in a merger or similar transaction after the date the rights become exercisable, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of the acquiring corporation with a market value of twice the then applicable exercise price, based on the market price of the acquiring corporation's stock prior to such merger.

Expiration. Our rights will expire in December 2017, unless earlier redeemed by our Board in accordance with the stockholder rights agreement.

Redemption. Our Board may redeem our rights for $0.001 per right at any time before a person or group becomes an acquiring person. If our Board redeems any of our rights, it must redeem all of our rights. Once our rights are redeemed, the only right of the holders of our rights will be to receive the redemption price of $0.001 per right. The redemption price will be adjusted if we have a stock split or issue stock dividends on our common stock.

Exchanges. After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our outstanding common stock, our Board may extinguish the rights by exchanging one share of our common stock or an equivalent security for each right, other than rights held by the acquiring person.

Anti-Dilution Provisions. The purchase price for one one-thousandth of a share of our preferred stock, the number of shares of our preferred stock issuable upon the exercise of a right and the number of our outstanding rights may be subject to adjustment in order to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of our preferred stock. No adjustments to the purchase price of our preferred stock will be required until the cumulative adjustments would amount to at least 1% of the purchase price.

Amendments. The terms of our stockholder rights agreement may be amended by our Board without the consent of the holders of our common stock. After the rights separate from our common stock and become exercisable, our board may not amend the agreement in a way that adversely affects the interests of the holders of the rights.

Restrictions on Payment of Dividends

Delaware corporate law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.

Transfer Agent and Registrar; Rights Agent

The transfer agent and registrar for our common stock, and rights agent for our stockholder rights agreement, is Computershare Trust Company, N.A.

NYSE Listing

Shares of our common stock are listed on the New York Stock Exchange and trade under the symbol “FOR”.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities, which may be senior debt securities or subordinated debt securities and may be convertible or non-convertible, as well as secured or unsecured.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and U.S. Bank National Association. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (the “TIA”). You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and indenture supplement, if any, in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	whether the debt securities will be senior or subordinated;

•	whether the debt securities will be secured or unsecured and the terms of any securities agreement or arrangement;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining the same;

•	the interest rate(s) or the method for determining the same;

•

the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash or additional securities;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions, including at our option or at the option of the holders;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as which the securities are dated if other than the date of original issuance;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the holders of the debt securities or the company can select the payment currency;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•	additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

•

provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•

any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, may constitute a single series of securities under the indenture.

We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. We will describe in the applicable prospectus supplement information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of US$2,000 and any integral multiples in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF GUARANTEES OF THE DEBT SECURITIES

If specified in the applicable prospectus supplement, one of our subsidiaries will guarantee the debt securities. Guarantees may be secured or unsecured, senior or subordinated. The particular terms of any guarantee will be described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or debt securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under one or more warrant agreements to be entered into between us and a warrant agent to be named in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash the amount of common stock, preferred stock or debt securities at the exercise price stated or determinable in the applicable prospectus supplement for the warrants (which may include a cashless exercise). Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the common stock, preferred stock or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement and warrant certificate, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see the section entitled “Where You Can Find More Information.” We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including, without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus include, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	“at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended (the “Securities Act”); or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use common stock received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•

enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•

loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including, without limitation:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	whether the securities will be sold on a variable or fixed price basis;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than the shares of our common stock which are listed on the NYSE. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock or warrants on any securities exchange or quotation system; any such listing with respect to any particular debt securities, preferred stock or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, the underwriters may purchase and sell common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority (the “FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements of Forestar Group Inc. incorporated by reference in Forestar Group Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2010 (including schedules appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Forestar.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 2, 2011, including portions of our Definitive Proxy Statement on Schedule 14A filed on March 28, 2011, to the extent specifically incorporated by reference into such Annual Report on Form 10–K;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, filed on May 10, 2011;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, filed on August 8, 2011;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, filed on November 3, 2011;

•

our Current Reports on Form 8-K, filed on February 9, 2011, February 24, 2011, May 11, 2011, May 31, 2011, July 7, 2011, August 8, 2011, October 3, 2011, January 24, 2012, February 7, 2012 and February 14, 2012; and

•

the description of our capital stock and rights to purchase shares of Series A Junior Participating Preferred Stock contained in our Information Statement, dated December 14, 2007, filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on December 14, 2007, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K (and exhibits filed under Item 9.01 of Form 8-K relating to such information), which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents by writing or telephoning us at:

Forestar Group Inc.

6300 Bee Cave Road, Building Two, Suite 500

Austin, Texas 78746

Attention: Chief Financial Officer

(512) 433-5200

You may also access the documents incorporated by reference into this prospectus through our website at www.forestargroup.com. Except for these specific incorporated documents, the contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

$110,000,000

Forestar Group Inc.

3.75% Convertible Senior Notes due 2020

Sole Book-Running Manager

Goldman, Sachs & Co.

Co-managers

KeyBanc Capital Markets

JMP Securities

Capital One Southcoast

J.P. Morgan

UBS Investment Bank